Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

by and between

BUSINESS FIRST BANCSHARES, INC.

and

PROGRESSIVE BANCORP, INC.

Dated as of July 7, 2025

EXHIBITS

Exhibit A – Form of Bank Merger Agreement

Exhibit B – Form of Voting Agreement

Exhibit C – Form of Director Support Agreement

Exhibit D – Form of Release by Director/Officer

v

INDEX OF DEFINED TERMS

Acquisition Proposal	72	Controlled Group Liability	74
Acquisition Transaction	72	Debt Securities	10
Additional Cash Payment	66	Decreased Exchange Ratio	66
Affiliate	73	Determination Date	74
Affiliated Group	73	Director Support Agreements	1
Aggregate Cash Consideration	73	Dissenting Share	5
Aggregate Stock Consideration	73	Effective Time	64
Agreement	1	Environmental Inspections	51
Allowance	18	Environmental Laws	74
b1BANK	1	ERISA	27
b1BANK Stock	34	ERISA Affiliates	74
Bank Merger	1	ESOP	74
Bank Merger Agreement	1	Exchange Act	32
Banking Laws	16	Exchange Agent	6
BFST	1	Exchange Agent Agreement	6
BFST Common Stock	4	Exchange Fund	6
BFST Disclosure Schedules	33	FDIC	3
BFST Employee Plan	40	Federal Reserve Board	3
BFST Financial Statements	36	Final Closing Statement	62
BFST Notice of Termination	66	Fractional Share Cash Consideration	5
BFST Regulatory Approvals	35	Governmental Body	74
BFST SEC Reports	34	Hazardous Materials	75
BFST Systems	41	Hunton	62
BFST Tax Representation Letter	62	Increased Exchange Ratio	66
BFST Termination Effective Time	66	Indemnified Party	59
BHC Act	1	Initial Closing Statement	62
BOLI	25	Intellectual Property	31
Borrower	73	IRS	23
Business Day	73	knowledge	75
Call Reports	15	LBCA	2
Cancelled Shares	5	Letter of Transmittal	6
Capital Securities	10	Liability	75
CECL	73	Loan	17
Certificate	6	Loan Portal	51
Change in Recommendation	41	Loans	17
Closing	63	Material Adverse Effect	75
Closing Date	63	Merger	1
Code	1	Merger Consideration	76
Commercially Reasonable Efforts	73	Multiemployer Plans	28
Common Securities	10	MWM	62
Confidentiality Agreement	61	Nasdaq	3
Continuing Corporation	2	Notice Date	41
Contracts to be Terminated	49	OFI	3

Operative Documents	10	Retention Agreement	63
Options Cash Consideration	5	SEC	3
Order	76	Secondary Investigation	51
Organizational Documents	76	Securities Act	32
PBHoldings	9	Securities Portfolio	17
Per Share Merger Consideration	4	Security Interest	77
Per Share Merger Consideration Value	76	Straddle Period	77
Person	76	Subsidiaries	77
PFA	9	Subsidiary	77
Pool	19	Superior Proposal	77
Pre-Closing Tax Period	76	Supplemental Indentures	78
Privileged Communications	83	Systems	32
Privileged Deal Communications	83	Tail Policy	50
Privileged Individuals	83	Tax	78
Privileges	83	Tax Return	78
Proceeding	76	Taxes	78
Progressive	1	Termination Fee	67
Progressive Advisory Fees	33	Treasury Regulations	78
Progressive Annual Financial Statements	15	TRUPS Assumption	54
Progressive Bank	1	Trust I	9
Progressive Board Recommendation	41	Trust I Agreement	9
Progressive Contracts	24	Trust I Capital Securities	9
Progressive Disclosure Schedules	9	Trust I Common Securities	9
Progressive Employee Plan	28	Trust I Debt Securities	9
Progressive Employees	57	Trust I Guarantee	10
Progressive Expenses	76	Trust I Indenture	10
Progressive Financial Statements	15	Trust I Operative Documents	10
Progressive Loan Representatives	51	Trust II	10
Progressive Notice of Termination	65	Trust II Agreement	10
Progressive Personal Property	20	Trust II Capital Securities	10
Progressive Real Property	19	Trust II Common Securities	10
Progressive Regulatory Approvals	14	Trust II Debt Securities	10
Progressive Restricted Stock Award	5	Trust II Guarantee	10
Progressive Shareholder Approval	41	Trust II Indenture	10
Progressive Shareholder Meeting	41	Trust II Operative Documents	10
Progressive Stock	1	Trust Indentures	10
Progressive Stock Options	5	Trust Securities	10
Progressive Tax Representation Letter	62	Trusts	10
Progressive Termination Effective Time	65	Union	78
Proxy Statement	55	Unresolved Response Action	52
Purchaser Market Value	77	Voting Agreement	1
Registration Statement	35	WARN Act	78
Regulatory Approvals	35	Watch List	19
Required Consents	14

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of July 7, 2025, is by and between Business First Bancshares, Inc. (“BFST”), a Louisiana corporation and financial holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and Progressive Bancorp, Inc. (“Progressive”), a Louisiana corporation and financial holding company registered under the BHC Act.

RECITALS

WHEREAS, the respective boards of directors of BFST and Progressive believe that the merger of Progressive with and into BFST, with BFST continuing as the surviving entity (the “Merger”), in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are advisable and in the best interests of their respective companies and shareholders;

WHEREAS, immediately following the Merger, and pursuant to a separate agreement and plan of merger in the form attached hereto as Exhibit A (the “Bank Merger Agreement”), b1BANK, a Louisiana state-chartered bank and wholly-owned subsidiary of BFST (“b1BANK”), and Progressive Bank, a Louisiana state-chartered bank and wholly-owned subsidiary of Progressive (“Progressive Bank”), shall be combined through merger, with b1BANK continuing as the surviving entity (the “Bank Merger”);

WHEREAS, for federal income tax purposes, the parties intend that each of (i) the Merger and (ii) the Bank Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any comparable provision of state law), and the Treasury Regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes;

WHEREAS, the respective boards of directors of BFST and Progressive have approved this Agreement and the transactions proposed herein on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to BFST’s willingness to enter into this Agreement, (i) certain members of the board of directors and each executive officer of Progressive has entered into an agreement, in the form attached hereto as Exhibit B, dated as of the date of this Agreement, pursuant to which he or she agrees to vote the issued and outstanding shares of common stock, par value $5.00 per share, of Progressive (“Progressive Stock”) beneficially owned by such person in favor of this Agreement and the transactions contemplated hereby (the “Voting Agreement”), and (ii) each non-employee director of Progressive or Progressive Bank who signed the Voting Agreement has also entered into a support agreement in the form attached hereto as Exhibit C (collectively, the “Director Support Agreements”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

ARTICLE I.
THE MERGER

Section 1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined herein), Progressive shall be merged with and into BFST, with BFST continuing as the surviving corporation (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) pursuant to, and with the effects provided for in, the applicable provisions of the Louisiana Business Corporation Act (“LBCA”).

Section 1.2    Organizational Documents and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Organizational Documents (as defined herein) of Continuing Corporation shall be the Organizational Documents of BFST as in effect at the Effective Time. Unless and until changed by the board of directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of BFST as of the Effective Time. The established offices and facilities of Progressive immediately prior to the Effective Time shall become established offices and facilities of Continuing Corporation. Until thereafter changed in accordance with applicable law or the Organizational Documents of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of Progressive and BFST and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid, lawful, and effective immediately prior to the Effective Time, shall be taken for all purposes as the corporate acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to Progressive and BFST, respectively, as of the Effective Time.

Section 1.3    Board of Directors and Executive Officers of Continuing Corporation. Subject to Section 6.10, at the Effective Time and until thereafter changed in accordance with applicable law and the Organizational Documents of Continuing Corporation, the members of the board of directors of BFST at the Effective Time shall be the members of the board of directors of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with applicable law and the Organizational Documents of Continuing Corporation, the executive officers of BFST immediately prior to the Effective Time shall be the executive officers of Continuing Corporation.

Section 1.4    Effect of Merger. At the Effective Time, the corporate existence of Progressive and BFST shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of Progressive and BFST. All rights, franchises and interests of Progressive and BFST, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of the Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in the applicable provisions of the LBCA.

Section 1.5    Liabilities of Continuing Corporation. At the Effective Time, Continuing Corporation shall be liable for all Liabilities (as defined herein) of Progressive and BFST. All Liabilities and obligations of Progressive and of BFST, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of Progressive or BFST, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either Progressive or BFST shall be preserved unimpaired subsequent to the Merger.

Section 1.6    Bank Merger. Immediately after entering into this Agreement, b1BANK and Progressive Bank shall enter into the Bank Merger Agreement. In the Bank Merger, Progressive Bank shall be merged with and into b1BANK immediately following the Merger, with b1BANK continuing as the surviving entity and succeeding to and assuming all rights and obligations of Progressive Bank in accordance with the applicable laws of Louisiana. Following the Bank Merger, the separate corporate existence of Progressive Bank shall cease. At the request of BFST, Progressive shall cause Progressive Bank to execute such articles or certificate of merger and such other documents and certificates as are necessary to make the Bank Merger effective immediately following the Effective Time of the Merger.

Section 1.7    Approvals and Notices. This Agreement shall be submitted to the shareholders of Progressive in accordance with the terms of this Agreement, the applicable provisions of law and the Organizational Documents of Progressive. Progressive and BFST shall proceed with Commercially Reasonable Efforts (as defined herein) and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including the preparation and submission of all necessary filings, requests for waivers, notices and certificates with the Securities and Exchange Commission (the “SEC”), the Nasdaq Global Select Market (“Nasdaq”), the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Louisiana Office of Financial Institutions (the “OFI”), and the Federal Deposit Insurance Corporation (the “FDIC”).

Section 1.8    Tax Consequences. It is intended by the parties hereto that each of the Merger and the Bank Merger shall qualify as a reorganization under Section 368(a) of the Code (and any comparable provision of state law), and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes. This Agreement shall be interpreted consistent with that intent. Each party hereto shall cause all Tax Returns to be prepared and filed on the basis of treating each of the Merger and the Bank Merger as a reorganization within the meaning of Section 368(a) of the Code and shall not (or permit any of its Affiliates (as defined herein) to) take any position inconsistent therewith in any Tax filing or Proceeding (as defined herein), except as otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).

Section 1.9    Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, BFST may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (a) there are no material adverse Tax consequences to Progressive and its Subsidiaries or the shareholders of Progressive as a result of such modification (provided that, for the avoidance of doubt, the failure of the Merger or Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code (or another similar non-recognition provision of the Code) as a result of the modification shall be considered a material adverse Tax consequence), (b) the consideration to be paid to holders of Progressive Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (c) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE II.
CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1     Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Progressive, BFST or the holders of any of the following securities:

(a)     Each share of common stock, par value $1.00 per share, of BFST (“BFST Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)    Each share of Progressive Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and Dissenting Shares (as such terms are defined herein)) shall be converted into the right to receive, without interest, the Per Share Merger Consideration. “Per Share Merger Consideration” means:

(i)    the number of shares of validly issued, fully paid and nonassessable shares of BFST Common Stock that is equal to the Exchange Ratio, subject to adjustment in accordance with the terms of this Agreement; and

(ii)    in lieu of the issuance of any fractional share of BFST Common Stock, an amount in cash (rounded to the nearest cent) determined by multiplying (A) the Purchaser Market Value by (B) the fraction of a share (after taking into account all shares of Progressive Stock held by such holder immediately prior to the Effective Time and rounded to the nearest ten thousandth when expressed in decimal form) of BFST Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.1(b)(i) (the product of (A) and (B) being the “Fractional Share Cash Consideration”).

(c)    Each option to acquire shares of Progressive Stock issued, outstanding and unexercised immediately prior to the Effective Time (the “Progressive Stock Options”) shall be converted into the right to receive cash consideration equal to the excess (if any) of the Per Share Merger Consideration Value (as defined herein) over the exercise price per share of each of the Progressive Stock Options calculated immediately prior to the Effective Time (the “Options Cash Consideration”). If the Per Share Merger Consideration Value is less than or equal to the exercise price per share of the applicable Progressive Stock Option, then the applicable Progressive Stock Option shall be cancelled with no payment due in respect thereof. As of the Effective Time, all Progressive Stock Options shall automatically cease to exist and each holder of a Progressive Stock Option shall cease to have any rights with respect thereto, except the right to receive the Options Cash Consideration.

(d)    At the Effective Time, each award of shares of Progressive Stock subject to vesting and repurchase granted by Progressive that is outstanding immediately prior to the Effective Time (each, a “Progressive Restricted Stock Award”) shall convert automatically into the right to receive the Per Share Merger Consideration in respect of each share of Progressive Stock underlying such Progressive Restricted Stock Award, without interest.

(e)    All shares of Progressive Stock issued and outstanding immediately prior to the Effective Time that are owned directly by BFST, Progressive or Progressive Bank (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (including, for clarity, shares held by the ESOP (as defined herein)) and (ii) shares held, directly or indirectly, by such parties in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration (as defined herein) or other consideration shall be delivered in exchange therefor (such cancelled shares, “Cancelled Shares”).

Section 2.2    Anti-Dilutive Adjustment. If the number of shares of BFST Common Stock or Progressive Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, reclassification, or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Progressive Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.3    Dissenting Shares. Each share of Progressive Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of nor consented in writing to the approval of the Merger and who has properly perfected his or her dissenter’s rights of appraisal by following the exact procedure required by Title 12, Part 13, Section 1-1301, et seq., of the LBCA, is referred to herein as a “Dissenting Share.” Notwithstanding any provision of this Agreement to the contrary, each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and each holder of Dissenting Shares shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the LBCA. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him or her in accordance with the applicable provisions of the LBCA; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the LBCA. If any holder of any Dissenting Shares shall effectively withdraw or lose his or her dissenter’s rights of appraisal under the applicable provisions of the LBCA, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for only the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.

Section 2.4    Deposit of Merger Consideration. At or before the Effective Time, BFST shall deposit with or make available to the Exchange Agent (as defined herein) for exchange in accordance with Section 2.5: (a) evidence of shares in book entry form representing the number of shares of BFST Common Stock sufficient to deliver the Aggregate Stock Consideration and (b) immediately available funds equal to the Aggregate Cash Consideration (together with, to the extent then determinable, any cash payable to holders of Dissenting Shares pursuant to Section 2.3) (collectively, the “Exchange Fund”), and BFST shall instruct the Exchange Agent to timely deliver the Merger Consideration.

Section 2.5     Delivery of Merger Consideration.

(a)    Within five (5) Business Days (as defined herein) after the Effective Time and subject to the receipt by Computershare Trust Company, N.A. (the “Exchange Agent”) of a list of Progressive shareholders in a format that is acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of record immediately prior to the Effective Time of certificates (other than with respect to Cancelled Shares and Dissenting Shares) representing shares of Progressive Stock (each, a “Certificate”), (i) a letter of transmittal (the “Letter of Transmittal”) which (A) shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate) to the Exchange Agent and (B) shall otherwise be substantially in such form and have such other provisions as shall be prescribed by the agreement between the Exchange Agent and BFST (the “Exchange Agent Agreement”) and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration and any dividends or distributions to which such holder is entitled pursuant to Section 2.5(c). BFST will cause the Exchange Agent to provide Progressive a reasonable opportunity to review and comment upon the Letter of Transmittal, or any amendments or supplements thereto, prior to disseminating the Letter of Transmittal to the holders of Progressive Stock, and BFST will consider in good faith and will cause the Exchange Agent to consider in good faith any reasonable comments proposed by Progressive.

(b)    Within ten (10) days after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Progressive Stock will be entitled to receive the Per Share Merger Consideration to be issued or paid in consideration therefor in respect of the shares of Progressive Stock represented by such holder’s Certificate or Certificates. Until so surrendered, each Certificate (other than Certificates representing Cancelled Shares, which shall be treated as provided in Section 2.1(c), and Dissenting Shares, which shall be treated as provided in Section 2.3) shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Per Share Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 2.5, and any dividends or distributions to which such holder is entitled pursuant to this Section 2.5.

(c)    No dividends or other distributions with respect to BFST Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of BFST Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 2.5. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Section 2.5, the record holder thereof shall be entitled to receive, without interest, the amount of dividends or other distributions payable with respect to shares of BFST Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date).

(d)    In the event of a transfer of ownership of a Certificate representing Progressive Stock prior to the Effective Time that is not registered in the stock transfer records of Progressive, the Per Share Merger Consideration to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Progressive Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined herein) required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of BFST and the Exchange Agent that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) six (6) months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, BFST) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Progressive Stock such amounts as the Exchange Agent or BFST, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or BFST, as the case may be, and timely paid over to the appropriate Governmental Body (as defined herein), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Progressive Stock in respect of whom such deduction and withholding was made by the Exchange Agent or BFST, as the case may be.

(e)    After the Effective Time, there shall be no transfers on the stock transfer books of Progressive of the shares of Progressive Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Progressive Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to BFST, they shall be promptly presented to the Exchange Agent for exchange as provided in this Section 2.5, and shall be cancelled and exchanged for the Per Share Merger Consideration to be issued or paid in consideration therefor in accordance with the procedures set forth in this Section 2.5.

(f)    Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of BFST Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to BFST Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BFST.

(g)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of Progressive at the expiration of six (6) months after the Effective Time shall be paid to BFST. In such event, any former shareholders of Progressive who have not theretofore complied with the exchange procedures in this Section 2.5 shall thereafter look only to BFST with respect to the Merger Consideration and any unpaid dividends and distributions on the BFST Common Stock deliverable in respect of each share represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of BFST, Progressive, the Continuing Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Progressive Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by BFST or the Exchange Agent, the posting by such person of a bond in such amount as BFST or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, BFST or the Exchange Agent, as the case may be, shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration allocable to such Certificate deliverable in respect thereof pursuant to this Agreement.

Section 2.6    Tax Adjustment. Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, if the value of the Aggregate Stock Consideration based upon the closing price of the BFST Common Stock as reported on Nasdaq on the trading day immediately preceding the Closing Date would be less than forty percent (40%) of the sum of (i) the Aggregate Cash Consideration, (ii) the Aggregate Stock Consideration, and (iii) any other amounts that would be considered “boot” received by the Progressive shareholders for purposes of Section 368(a) of the Code, then the Exchange Ratio will be increased with a corresponding decrease to the Aggregate Cash Consideration so that the Aggregate Stock Consideration is equal to forty percent (40%) of the sum of (i) the Aggregate Stock Consideration, (ii) the Aggregate Cash Consideration, and (iii) any other amounts that would be considered “boot” received by the Progressive shareholders for purposes of Section 368(a) of the Code, without changing the aggregate value of the Merger Consideration under Section 2.1(b).

Section 2.7    Withholding. BFST and the Exchange Agent, as applicable, will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement (including any Aggregate Cash Consideration) to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law, and to collect any necessary Tax forms, including IRS Forms W-8 or W-9, as applicable, or any similar information, from a shareholder and any other recipients of payments hereunder. In the event that any amount is so deducted and withheld, such amount will be treated for all purposes of this Agreement as having been paid to the person to whom the payment from which such amount was withheld was made.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PROGRESSIVE

Progressive represents and warrants to BFST as set forth below. On the date of this Agreement, Progressive delivered to BFST schedules (the “Progressive Disclosure Schedules”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision hereof, (b) as an exception to one or more representations and warranties contained in this Article III or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the Progressive Disclosure Schedules shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement.

Section 3.1     Organization.

(a)    Progressive is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Louisiana and a financial holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to financial holding companies. Progressive Bank is a Louisiana state-chartered bank duly formed, validly existing and in good standing under the laws of the State of Louisiana. Other than Progressive Bank, Progressive Financial Advisors, L.L.C. (“PFA”), PBHoldings, LLC (“PBHoldings”), Progressive Statutory Trust I, and Progressive Statutory Trust II, Progressive has no other Subsidiaries (as defined herein).

(b)    Progressive and each of its Subsidiaries has requisite power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their respective properties, to engage in the business and activities now conducted by each of them, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect (as defined herein) on Progressive and each of its Subsidiaries. To Progressive’s knowledge (as defined herein), no suspension or cancellation of any such necessary license, registration, qualification, franchise, permit or authorization is threatened.

(c)    Progressive Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the OFI, and is an insured depository institution as defined in the Federal Deposit Insurance Act.

(d)    With respect to the Trusts (as defined below):

  (i)    Progressive Statutory Trust I (“Trust I”) has issued and sold capital securities (the “Trust I Capital Securities”) and common securities (the “Trust I Common Securities”) under the terms of an Amended and Restated Declaration of Trust, dated July 31, 2001 (the “Trust I Agreement”), and Progressive has issued Floating Rate Junior Subordinated Deferrable Interest Indentures due 2031 (the “Trust I Debt Securities”) to Trust I, pursuant to that certain Indenture, dated as of July 31, 2001, between Progressive and State Street Bank and Trust Company of Connecticut, National Association, as trustee (the “Trust I Indenture”), and has guaranteed the performance of Trust I in certain respects pursuant to that certain Guarantee Agreement (the “Trust I Guarantee”), dated as of even date with the Trust I Agreement (the Trust I Indenture, Trust I Agreement and Trust I Guarantee collectively being referred to herein as the “Trust I Operative Documents”).

 (ii)    Progressive Statutory Trust II (“Trust II”) has issued and sold capital securities (the “Trust II Capital Securities” and, together with the Trust I Capital Securities, the “Capital Securities”) and common securities (the “Trust II Common Securities” and, together with the Trust I Common Securities, the “Common Securities”) under the terms of an Amended and Restated Declaration of Trust, dated September 20, 2007 (the “Trust II Agreement”), and Progressive has issued Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2037 (the “Trust II Debt Securities” and, together with the Trust I Debt Securities, the “Debt Securities”) to Trust II, pursuant to that certain Indenture, dated as of September 20, 2007, between Progressive and Wilmington Trust Company, as trustee (the “Trust II Indenture” and, together with the Trust I Indenture, the “Trust Indentures”), and has guaranteed the performance of Trust II in certain respects pursuant to that certain Guarantee Agreement (the “Trust II Guarantee”), dated as of even date with the Trust II Agreement (the Trust II Indenture, Trust II Agreement and Trust II Guarantee collectively being referred to herein as the “Trust II Operative Documents,” which together with the Trust I Operative Documents are referred to collectively as the “Operative Documents”).

 (iii)    Section 3.1(d) of the Progressive Disclosure Schedules sets forth for Trust I and Trust II (together the “Trusts”) the (A) aggregate liquidation value of the Capital Securities, (B) dates of the Operative Documents, (C) coupon rates currently paid on the Capital Securities, the Common Securities, and the Debt Securities (collectively, the “Trust Securities”), (D) dates on which such coupon rate may first change, and the floating rate to be paid on the Trust Securities after such date, (E) dates after which Progressive may redeem the Debt Securities at par (assuming the occurrence of no special redemption event), and (F) the aggregate principal amount and maturity date of the Debt Securities held by the Trusts.

 (iv)    The Trusts have been duly created and are validly existing in good standing as statutory trusts under the laws of their respective jurisdictions with the power and authority to own their property and to conduct the business transacted by them and to enter into and perform their respective obligations under their respective Operative Documents. The Trusts are not a party to or otherwise bound by any material agreement other than the Operative Documents.

 (v)    The Operative Documents are valid and binding upon Progressive and the Trusts (in each case, to the extent a party thereto), and, to the knowledge of Progressive, the other parties thereto, and are in full force and effect. Neither Progressive nor either Trust is in breach or default in any material respect under any Operative Document to which such Person is a party. To the knowledge of Progressive, no violation or default exists under (nor does there exist any condition which, with the passage of time or the giving of notice or both, would result in a violation or default under) any Operative Document by any other party thereto. Prior to the date hereof, Progressive has made available to BFST true and complete copies of all Operative Documents. Subject to the execution and delivery of the Supplemental Indentures (as defined herein) in accordance with the terms of the Trust Indentures, the transactions contemplated by this Agreement will not result in a material breach, default, violation or acceleration of or under any Operative Document.

 (vi)    The Capital Securities and the Common Securities have been duly authorized by Trust I and Trust II pursuant to the Trust I Agreement and the Trust II Agreement, respectively, and have been validly issued and represent undivided beneficial interests in the assets of the Trusts. None of the Capital Securities or the Common Securities are subject to preemptive or other similar rights. Except for liens under the Operative Documents, all of the issued and outstanding Common Securities of the Trusts are directly owned by Progressive free and clear of any lien, have been issued in compliance with applicable federal and state securities or “blue sky” laws, represent not less than 3% of the equity value of each of the Trusts and, other than during the continuance of an event of default under the Debt Securities, are pari passu with the Capital Securities issued by the Trusts. Neither Progressive nor either Trust is an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended, without regard to Section 3(c) of such act. All of the Debt Securities are held of record and beneficially by the Trusts.

 (vii)    The sole assets of the Trusts are their Debt Securities, and interest paid on such Debt Securities to the extent not distributed, proceeds of such Debt Securities, or any of the foregoing.

 (viii)    All of the proceeds from the sale of the Capital Securities issued by the Trusts have been invested in the Debt Securities. All of the proceeds from the sale of the Common Securities issued by the Trusts have been invested in the Debt Securities. All Debt Securities are and have been held by the Trusts since their initial issuance.

 (ix)    The Trusts were not formed to, and are not authorized to, conduct any trade or business and the Trusts have not conducted any trade or business since they were formed. The Trusts exist for the exclusive purpose of (A) issuing and selling their respective Capital Securities and Common Securities, (B) using the proceeds from the sale of such Capital Securities and Common Securities to acquire their respective Debt Securities, and (C) engaging only in activities necessary, advisable or incidental thereto. Each of the Trusts was formed to facilitate direct investment in the assets of such Trust, and the existence of multiple classes of ownership is incidental to that purpose. There is no intent to provide holders of such interests in the Trusts with diverse interests in the assets of such Trusts.

 (x)    As of the date of this Agreement and as of the Closing Date, Progressive has and will have made timely payments of all installments of principal and interest on, and performed all of its other obligations under, the Debt Securities. As of the date of this Agreement and as of the Closing Date, Progressive has not and will not have exercised its right to defer interest payments on any of the Debt Securities.

 (xi)    The Trusts’ income consists solely of payments made by Progressive with respect to the Debt Securities, and such payments are not derived from the active conduct of a financial business by the Trusts. Both Progressive’s obligation to make such payments and the measurement of the amounts payable by Progressive are defined by the terms of the Debt Securities. Neither Progressive’s obligation to make such payments nor the measurement of the amounts payable by Progressive is dependent on income or profits of Progressive or any Affiliate of Progressive.

 (xii)    Progressive has not issued any class of capital stock either pari passu or senior to the Debt Securities. All Debt Securities are pari passu with trade accounts payable by Progressive arising in the ordinary course of business.

 (xiii)    Progressive and the Trusts have created a debtor-creditor relationship between Progressive, as debtor, and the Trust, as creditor. Each Trust is and will, under current law, be classified for U.S. federal income Tax purposes as a grantor trust and not as an association taxable as a corporation.

 (xiv)    At all times since the issuance of the respective Debt Securities, each Trust has been treated as a grantor trust for U.S. federal income Tax purposes.

 (xv)    The Debt Securities constitute indebtedness of Progressive for U.S. federal income Tax purposes.

(e)    True and complete copies of the Organizational Documents of Progressive and each Subsidiary, each as amended to date, have been delivered or made available to BFST.

(f)    Section 3.1(f) of the Progressive Disclosure Schedules lists each of the Subsidiaries of Progressive and any other Person in which Progressive or any of its Subsidiaries own, or have the right to acquire, any ownership interest. Except as set forth in Section 3.1(f) of the Progressive Disclosure Schedules, neither Progressive nor any of its Subsidiaries (i) has any Subsidiaries or Affiliates, (ii) is a general partner or owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity or (iii) knows of any arrangement pursuant to which the capital stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Progressive.

(g)    The deposit accounts of Progressive Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date of this Agreement required in connection therewith have been paid by Progressive Bank.

Section 3.2     Capitalization.

(a)    The authorized capital stock of Progressive consists of (i) 20,000,000 shares of common stock, par value $5.00 per share, 460,104 of which are issued and outstanding and 64,768 of which are held in treasury as of the date hereof, and (ii) 10,000,000 shares of preferred stock, par value $1.00 per share, 12,000 of which are designated as “Senior Non-Cumulative Perpetual Preferred Stock, Series A” and none of which are issued and outstanding as of the date hereof. As of the date hereof, there were 21,636 Progressive Stock Options issued, outstanding and unexercised. As of the date hereof, there are 710 shares of Progressive Stock granted in respect of outstanding Progressive Restricted Stock Awards. The authorized capital stock of Progressive Bank consists of 100 shares of common stock, par value $10,000.00 per share. All of the issued and outstanding shares of Progressive Stock are validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state securities laws.

(b)    Progressive owns, either directly or indirectly, all of the issued and outstanding capital stock and other securities of its Subsidiaries except for the Capital Securities and the Debt Securities issued by the Trusts. The outstanding capital stock and other securities of Progressive’s Subsidiaries have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state securities laws and are, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable, and (ii) free and clear of any liens, claims, security interests and encumbrances of any kind. There are no irrevocable proxies with respect to shares of the Subsidiaries and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock of the Subsidiaries to any Person.

(c)    Except as set forth in Section 3.2(c) of the Progressive Disclosure Schedules, there are no existing options, stock appreciation rights, stock appreciation units, warrants, calls, convertible securities or commitments of any kind obligating Progressive to issue any authorized and unissued Progressive Stock.

(d)    Except as set forth in Section 3.2(d) of the Progressive Disclosure Schedules, Progressive does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any Progressive Stock or other Progressive securities. Other than the Voting Agreement, to the knowledge of Progressive, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting Progressive Stock.

(e)    Progressive does not have a past practice of paying dividends nor does it pay dividends on Progressive Stock in the ordinary course of business.

Section 3.3      Authority; Approvals.

(a)    Progressive has the requisite corporate power and authority to execute and deliver this Agreement and any related documents to which it is a party and, subject to receipt of the Progressive Shareholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Progressive and, assuming the due authorization, execution and delivery hereof by BFST, is a duly authorized, valid, legally binding agreement of Progressive, enforceable against Progressive in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(b)    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of Progressive. The board of directors of Progressive has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Progressive and its shareholders, (ii) directed that this Agreement be submitted to Progressive’s shareholders for approval and adoption and (iii) resolved to recommend to Progressive’s shareholders that they approve this Agreement and the transactions contemplated by this Agreement. Except for the Progressive Shareholder Approval (as defined herein), no further corporate proceedings on the part of Progressive are necessary for Progressive to execute and deliver this Agreement or the related documents to which it is a party and to consummate the transactions contemplated hereby or thereby.

(c)    Section 3.3(c) of the Progressive Disclosure Schedules lists all consents, approvals, authorizations, applications, filings, notices, registrations and qualifications of any Governmental Body that are required to be made or obtained by Progressive or any of its Subsidiaries in connection with or for the consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger, and any filings by Progressive with the SEC or the OFI or under the LBCA or any other applicable law with respect to the change in control of Progressive and Progressive Bank or BFST’s or b1BANK’s acquisition of Progressive and Progressive Bank (collectively, the “Progressive Regulatory Approvals”).

Section 3.4      No Conflicts; Consents.

(a)    Neither the execution and delivery by Progressive of this Agreement and the related documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Progressive with any of the provisions hereof or thereof, will, assuming that the Progressive Regulatory Approvals and the Progressive Shareholder Approval are duly obtained, (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of Progressive or any of its Subsidiaries under any of the terms, conditions or provisions of (1) the Organizational Documents of Progressive or any of its Subsidiaries or (2) except as set forth in Section 3.4(b) of the Progressive Disclosure Schedules, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Progressive or any of its Subsidiaries is a party or by which it may be bound, or to which Progressive or any of its Subsidiaries or any of the properties or assets of Progressive or any of its Subsidiaries may be subject, or (ii) violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Progressive or any of its Subsidiaries or any of their respective properties or assets, except, with respect to clause (ii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on Progressive or any of its Subsidiaries.

(b)    Except for the Progressive Regulatory Approvals, the Progressive Shareholder Approval and as set forth in Section 3.4(b) of the Progressive Disclosure Schedules (the items so set forth therein collectively, the “Required Consents”), and except where the failure to make or obtain such consents, approvals, notices, licenses, permits, orders, authorizations, registrations, declarations, or filings either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on Progressive or any of its Subsidiaries, no consent, approval, notice, license, permit, order or authorization of or registration, declaration or filing with any Governmental Body or other third party is required to be obtained or made by Progressive or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the related documents to which they are respectively a party and the consummation of the transactions contemplated hereby and thereby.

Section 3.5    Proceedings. There are no Proceedings pending or, to Progressive’s knowledge, threatened against Progressive or any of its Subsidiaries, and Progressive has no knowledge of any basis on which any such Proceedings could be brought, which could reasonably be expected to result in a Material Adverse Effect on Progressive or which question the validity of any action taken or to be taken in connection with this Agreement or the transactions contemplated hereby. Neither Progressive nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body.

Section 3.6      Financial Statements.

(a)    Progressive has furnished or made available to BFST true, correct and complete copies of Progressive’s audited consolidated balance sheets as of December 31, 2024, 2023 and 2022, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2024, 2023 and 2022, accompanied by the report thereon of Progressive’s independent auditors (the “Progressive Annual Financial Statements”). Progressive has also furnished or made available to BFST a true, correct and complete copy of the Consolidated Reports of Condition and Income (the “Call Reports”) filed by Progressive Bank as of and for each reporting period during the three (3) years ended December 31, 2024. The Progressive Annual Financial Statements and the Call Reports are collectively referred to in this Agreement as the “Progressive Financial Statements.”

(b)    The Progressive Annual Financial Statements have been prepared from the books and records of Progressive and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Progressive at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated; provided, however, that Progressive Bank adopted and fully implemented CECL effective as of January 1, 2023. The Call Reports fairly present the financial position of Progressive Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal banking authorities.

(c)    Neither Progressive nor any of its Subsidiaries has incurred any material Liabilities (whether accrued, absolute, contingent or otherwise) except for Liabilities (i) fully set forth or provided for in the Progressive Financial Statements, (ii) incurred in the ordinary course of business since December 31, 2024, and which are set forth on Section 3.6(c) of the Progressive Disclosure Schedules, or (iii) incurred in connection with this Agreement and the related documents to which Progressive and its Subsidiaries are a party and the transactions contemplated hereby and thereby, and which are set forth on Section 5.20 of the Progressive Disclosure Schedules.

Section 3.7      Compliance with Laws and Regulatory Filings.

(a)    Progressive and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to Progressive or any of its Subsidiaries, including, as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Non-deposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act, Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans (collectively, “Banking Laws”). There have been no material incidents of fraud or defalcation by Progressive or Progressive Bank or, to the knowledge of Progressive, any of their respective officers, directors or Affiliates, during the last two (2) years. To the knowledge of Progressive, each of Progressive and Progressive Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including wire transfers). Progressive Bank is designated as an intermediate small bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory.”

(b)    Progressive and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the OFI or any other Governmental Body having supervisory jurisdiction over Progressive and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Governmental Body has initiated any Proceeding or, to Progressive’s knowledge, investigation into the business or operations of Progressive or its Subsidiaries. There is no material unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of Progressive Bank or Progressive. Progressive is “well capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined in 12 C.F.R. § 225.2(s)). Progressive Bank is “well capitalized” (as that term is defined in 12 C.F.R. §325.103(b)(1)).

(c)    None of Progressive, its Subsidiaries or, to the knowledge of Progressive, any director, officer, employee, agent or other person acting on behalf of Progressive or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Progressive or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Progressive or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Progressive or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Progressive or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Progressive or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Progressive or any of its Subsidiaries, or is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

Section 3.8    Absence of Certain Changes. Since December 31, 2024, (a) Progressive and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (b) except as set forth in Section 3.8 of the Progressive Disclosure Schedules, neither Progressive nor any of its Subsidiaries has engaged in the activities proscribed by Section 5.2(b), and (c) no Material Adverse Effect on Progressive or Progressive Bank has occurred.

Section 3.9     Investments. Progressive has furnished or made available to BFST a true, correct and complete list, as of March 31, 2025, of all securities, including municipal bonds, owned by Progressive Bank (the “Securities Portfolio”). Except as set forth in Section 3.9 of the Progressive Disclosure Schedules, all such securities are carried in accordance with GAAP consistent with applicable guidance issued by applicable regulatory authorities and are owned by Progressive Bank (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. There is no Person (other than the Subsidiaries listed in Section 3.1(f) of the Progressive Disclosure Schedules) in which the ownership interest of Progressive, whether held directly or indirectly, equals five percent (5%) or more of the issued and outstanding voting securities of the issuer thereof. To Progressive’s knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio. Each of Progressive and its Subsidiaries employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Progressive believes are prudent and reasonable in the context of their respective businesses, and each of Progressive and its Subsidiaries has, since December 31, 2019, been in compliance with such policies, practices and procedures in all material respects.

Section 3.10    Loan Portfolio and Reserve for Loan Losses.

(a)    All evidences of indebtedness to which Progressive or any of its Subsidiaries is a party as a lender, lessor or creditor (individually a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, and, assuming due authorization, execution and delivery thereof by the obligor, is enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. Neither Progressive nor any of its Subsidiaries has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. There is no valid claim or defense to the enforcement of any Loan by Progressive and its Subsidiaries and, to Progressive’s knowledge, none has been asserted. Progressive has no knowledge of any acts or omissions on the part of Progressive or its Subsidiaries that would give rise to any claim or right of rescission, set off, counterclaim or defense with respect to any Loan.

(b)    The credit files of Progressive and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) known to Progressive or any of its Subsidiaries that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of Progressive or any of its Subsidiaries (including Loans that will be outstanding if Progressive or such Subsidiary advances funds it is obligated to advance).

(c)    The allowance for credit losses (the “Allowance”) shown on the Progressive Financial Statements as of December 31, 2024 was, and the Allowance to be shown on any financial statements of Progressive or Progressive Bank or Consolidated Reports of Condition and Income of Progressive Bank as of any date subsequent to the execution of this Agreement shall be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all respects to provide for all probable losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of Progressive or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit). Progressive adopted and fully implemented CECL, effective as of January 1, 2023.

Section 3.11    Certain Loans and Related Matters.

(a)    Except as set forth in Section 3.11(a) of the Progressive Disclosure Schedules, as of December 31, 2024, neither Progressive nor any of its Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement (other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan) under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date of this Agreement; (ii) loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Progressive or any of its Subsidiaries, or any ten percent (10%) or more shareholder of Progressive, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Progressive or any of its Subsidiaries including those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over Progressive or any of its Subsidiaries.

(b)    Section 3.11(b) of the Progressive Disclosure Schedules contains the “watch list of loans” of Progressive Bank (“Watch List”) as of March 31, 2025. To the knowledge of Progressive, there is no other Loan, loan agreement, note or borrowing arrangement which should be included on the Watch List based on Progressive’s or Progressive Bank’s ordinary course of business and safe and sound banking principles.

(c)    No contracts pursuant to which Progressive or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. Each Loan included in a pool of Loans originated, securitized or acquired by Progressive or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and, except as would not be material to Progressive or any of its Subsidiaries, no Loan has been bought out of a Pool without all required approvals of the applicable investors.

Section 3.12    Books and Records. The minute books, stock certificate books and stock transfer ledgers of Progressive and each of its Subsidiaries are complete and correct in all material respects, the transactions entered therein represent bona fide transactions, and all transactions involving the business of Progressive or any of its Subsidiaries that properly should have been set forth therein are accurately so set forth in all material respects.

Section 3.13    Fiduciary Responsibilities. Since December 31, 2019, Progressive and each of its Subsidiaries have administered all accounts for which Progressive or any of its Subsidiaries acts as a fiduciary, including accounts for which Progressive or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in compliance with the terms of the governing documents of such accounts and applicable law in all material respects. None of Progressive nor any of its Subsidiaries, nor, to Progressive’s knowledge, any director, officer or employee of Progressive or any of its Subsidiaries, has committed any material breach of trust with respect to any such fiduciary account.

Section 3.14    Real Property Owned or Leased.

(a)    Section 3.14(a) of the Progressive Disclosure Schedules contains a true, correct and complete list of all real property owned or leased by Progressive or its Subsidiaries as of the date of this Agreement, including non-residential other real estate, and the owner or lessee thereof (the “Progressive Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, Progressive Real Property, all title insurance policies for Progressive Real Property that is owned by Progressive or its Subsidiaries, and all mortgages, deeds of trust and security agreements to which such owned Progressive Real Property is subject, have been furnished or made available to BFST.

(b)    No lease or deed with respect to any Progressive Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Progressive Real Property pertaining to its current primary purpose.

(c)    None of the buildings and structures located on any Progressive Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Progressive Real Property, except those violations and encroachments that do not, individually or in the aggregate, materially adversely affect the value or use and enjoyment of the relevant Progressive Real Property. No condemnation proceeding is pending or, to Progressive’s knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Progressive Real Property in the manner in which it is currently being used.

(d)    Progressive or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all Progressive Real Property, and such interest is free and clear of all liens, including Tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the Progressive Financial Statements; and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.

(e)    All buildings and other facilities used in the business of Progressive and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.15    Personal Property. Each of Progressive and its Subsidiaries has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Progressive Personal Property”), free and clear of all liens, charges, imperfections of title or other encumbrances and except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in Progressive Financial Statements and (b) such other liens, charges imperfections of title and encumbrances as do not, individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Progressive Personal Property. Subject to ordinary wear and tear, the Progressive Personal Property, taken as a whole, is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.16    Environmental Laws. Progressive and its Subsidiaries and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last seven (7) years have been in compliance in all material respects with all Environmental Laws (as defined herein) and permits thereunder. Neither Progressive nor any of its Subsidiaries has received written notice of any violation by Progressive or any of its Subsidiaries of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined herein), and they are not subject to, and have not received written notice of, any claim, lien, charge or other encumbrance against Progressive or its Subsidiaries under any Environmental Laws. No Progressive Real Property and, to Progressive’s knowledge, no real property owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by Progressive or its Subsidiaries within the ten (10) years preceding the date of this Agreement, has been designated by a Governmental Body as requiring any environmental investigation, cleanup or response action to comply with Environmental Laws, or, to the knowledge of Progressive, has been the site of any release of any Hazardous Materials. To Progressive’s knowledge, (a) no asbestos was used in the construction of any Progressive Real Property (or any improvements thereon), (b) no real property currently or previously owned by Progressive or any of its Subsidiaries is, or has been, a heavy industrial site or landfill, (c) there are no underground storage tanks at any properties owned or operated by Progressive or any of its Subsidiaries and, (d) except as set forth in Section 3.16 of the Progressive Disclosure Schedules, no underground storage tanks have been closed or removed from any properties owned or operated by Progressive or any of its Subsidiaries. Progressive has made available to BFST all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to Progressive Real Property, any real property formerly owned or operated by Progressive or any of its Subsidiaries or any of their respective predecessors, and any other real property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of Progressive or any of its Subsidiaries.

Section 3.17    Taxes.

(a)    Except as set forth in Section 3.17(a) of the Progressive Disclosure Schedules, each of Progressive and its Subsidiaries has duly and timely filed (after giving effect to any extensions of time in which to make such filings) all income and other material Tax Returns (as defined herein) it was required to file with the appropriate Governmental Bodies, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either Progressive or any of its Subsidiaries is or was a member. Except as set forth in Section 3.17(a) of the Progressive Disclosure Schedules, all such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and owing by Progressive or any of its Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid to the appropriate Governmental Bodies. Neither Progressive nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return (excluding automatic extensions obtained in the ordinary course of business). Except as set forth in Section 3.17(a) of the Progressive Disclosure Schedules, no claim has ever been raised in writing (or, to Progressive’s knowledge, in any other manner) by a Governmental Body in a jurisdiction where Progressive or any of its Subsidiaries does not file Tax Returns that Progressive or any of its Subsidiaries is or may be subject to Tax by that jurisdiction or required to file a Tax Return in that jurisdiction, in each case, which claim is unresolved. There are no Security Interests on any of the assets of Progressive or any of its Subsidiaries that arose in connection with any failure (or alleged failure) of Progressive or any of its Subsidiaries to pay any Tax.

(b)    Each of Progressive and its Subsidiaries has collected or withheld and duly paid to the appropriate Governmental Body all income and other material Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. Except as set forth in Section 3.17(b) of the Progressive Disclosure Schedules, each of Progressive and its Subsidiaries has complied in all material respects with all information reporting and backup withholding requirements in connection with amounts paid to any employee, independent contractor, creditor or other third party.

(c)    Except as set forth in Section 3.17(c) of the Progressive Disclosure Schedules, there is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of Progressive or any of its Subsidiaries either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Progressive has knowledge based upon contact with any agent of such Governmental Body. Section 3.17(c) of the Progressive Disclosure Schedules lists all federal, state, local, and foreign income Tax Returns filed with respect to Progressive or any of its Subsidiaries for any period occurring during the three (3) most recently completed taxable years (and any other taxable year that remains open under applicable Tax law), indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Progressive has made available to BFST correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Progressive and its Subsidiaries with respect to any period occurring during the three (3) most recently completed taxable years (and any other taxable year that remains open under applicable Tax law).

(d)    Neither Progressive nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)    Neither Progressive nor any of its Subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Progressive nor any of its Subsidiaries has participated in a reportable or listed transaction as defined under Sections 6011, 6111 and 6707A(c) of the Code and Treasury Regulations § 1.6011-4. Except as set forth in Section 3.17(e) of the Progressive Disclosure Schedules, neither Progressive nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group (as defined herein) filing a consolidated federal income Tax Return (other than the Affiliated Group of which Progressive is the common parent) or (iii) has any Liability for the Taxes of any Person (other than Progressive and its Subsidiaries) under Treasury Regulations § 1.1502‑6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f)    Neither Progressive nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(g)    None of Progressive, any of its Subsidiaries, BFST or any Affiliate of BFST will be required to include any item of income in, and none of Progressive, any of its Subsidiaries, BFST or any Affiliate of BFST will be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any of the following in connection with Progressive or any of its Subsidiaries: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), except as set forth in Section 3.17(g) of the Progressive Disclosure Schedules; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election to defer Taxes pursuant to U.S. Pub. L. 116–136, the CARES Act, or any similar state, local, or non-U.S. Tax law or official guidance promulgated in connection with SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks, or related economic dislocation.

(h)    Neither Progressive nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Sections 355 or 361 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i)    The unpaid Taxes of Progressive and its Subsidiaries (i) did not, as of December 31, 2024, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in Progressive Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Progressive and its Subsidiaries in filing its Tax Returns.

(j)    Neither Progressive nor any of its Subsidiaries is aware of any fact or circumstance that reasonably could be expected to prevent (i) the Merger or (ii) the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither Progressive nor any of its Subsidiaries or Affiliates has taken or agreed to take any action that would prevent or reasonably could be expected to prevent the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k)    There is no limitation on the utilization by Progressive or any of its Subsidiaries of its net operating losses, built-in losses, Tax credits or similar items under Sections 382, 383 or 384 of the Code or any similar provision of federal, state, local or non-U.S. Tax law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

(l)    Neither Progressive nor any of its Subsidiaries has received any letter ruling from the Internal Revenue Service (“IRS”) (or any comparable ruling from any other taxing authority).

(m)    Progressive and each of its Subsidiaries has been treated as a C corporation for federal and state income tax purposes at all times since 1998 and each will be treated as a C corporation up to and on the Closing Date.

Section 3.18    Contracts and Commitments.

(a)    Except as set forth in Section 3.18(a) of the Progressive Disclosure Schedules (the “Progressive Contracts”), neither Progressive nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i)    employment, personal services, independent contractor, consulting, change-in-control, retention, or severance contracts or similar arrangements;

(ii)    collective bargaining agreements, memorandums of understanding, or other contracts with any Union (as defined herein);

(iii)    bonus, stock option, restricted stock, stock appreciation, phantom stock, equity or equity-based compensation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement;

(iv)    material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(v)    contract or commitment for capital expenditures in excess of $50,000 in the aggregate;

(vi)    material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement and not terminable upon notice of sixty (60) days or less;

(vii)    contract or option to purchase or sell any real or personal property other than any contract for the purchase or sale of personal property in the ordinary course of business;

(viii)    contract, agreement or letter with respect to the management or operations of Progressive or Progressive Bank imposed by any Governmental Body having supervisory jurisdiction over Progressive or Progressive Bank;

(ix)    note, debenture, agreement, contract or indenture related to the borrowing by Progressive or any of its Subsidiaries of money other than those entered into in the ordinary course of business;

(x)    guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(xi)    agreement with or extension of credit to any executive officer or director of Progressive or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding Progressive Stock, or any Affiliate of such Person;

(xii)    agreement with any executive officer or director of Progressive or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding Progressive Stock or any Affiliate of such Person, relating to bank owned life insurance (“BOLI”);

(xiii)    lease of real property;

(xiv)    any agreement containing covenants that limit the ability of Progressive or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, Progressive (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Body);

(xv)    any data processing or other electronic banking services agreement or contract which may not be terminated without payment or penalty upon notice of thirty (30) days or less;

(xvi)    any agreement pursuant to which Progressive or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person;

(xvii)    any agreement between Progressive Bank, on the one hand, and a Person listed on Section 3.1(f) of the Progressive Disclosure Schedules, on the other hand; or

(xviii)    any contract, other than the foregoing, with payments aggregating $50,000 or more not made in the ordinary course of business.

(b)    Each Progressive Contract is legal, valid and binding on Progressive or its Subsidiaries, as the case may be, and to the knowledge of Progressive, the other parties thereto, and is enforceable by Progressive or its Subsidiaries, as the case may be, in accordance with its terms (subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles). Each of Progressive and its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each Progressive Contract and there are no existing material defaults by Progressive or its Subsidiary, as the case may be, or, to the knowledge of Progressive, the other party thereunder and, to the knowledge of Progressive, there are no allegations or assertions of such by any party under such Progressive Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a default thereunder. A true and complete copy of each Progressive Contract has been delivered or made available to BFST.

Section 3.19    Fidelity Bonds and Insurance.

(a)    A true, correct and complete list of all fidelity bonds and insurance policies (including any BOLI) owned or held by or on behalf of Progressive or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder, is set forth in Section 3.19(a) of the Progressive Disclosure Schedules.

(b)    All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by Progressive or any of its Subsidiaries (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and all agreements to which Progressive or such Subsidiary is a party; (iii) are usual and customary as to amount, scope and type of risk insured for the business conducted by Progressive and its Subsidiaries; (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including the payment of premiums. To the knowledge of Progressive, no insurer under any such policy or bond has canceled or indicated to Progressive or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither Progressive nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither Progressive nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three (3) fiscal years.

Section 3.20    Regulatory Actions and Approvals. There are no Proceedings pending or, to the knowledge of Progressive, threatened, against Progressive or any of its Subsidiaries by or before any Governmental Body or arbitrator having jurisdiction over Progressive or any of its Subsidiaries. Neither Progressive nor any of its Subsidiaries is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any Governmental Body or arbitrator having jurisdiction over it. Neither Progressive nor any of its Subsidiaries knows of any fact or circumstance relating to it that would materially impede or delay receipt of any Progressive Regulatory Approvals, nor does Progressive or any of its Subsidiaries have any reason to believe that it will not be able to obtain all Progressive Regulatory Approvals.

Section 3.21    Employee Matters.

(a)    Progressive has provided or made available to BFST a list of all current employees of Progressive or any of its Subsidiaries (including, without limitation, those individuals for whom Progressive or any of its Subsidiaries is a joint employer) as of the date of this Agreement, including any such employee who is on a leave of absence of any nature, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current base compensation rate; (v) bonus or other incentive-based compensation paid in the prior calendar year; (vi) exempt or non-exempt classification under the Fair Labor Standards Act; and (vii) payrolling entity. As of the Closing Date, all compensation payable to all employees of Progressive and its Subsidiaries for services performed on or prior to the Closing Date shall have been paid in full (or accrued in full on Progressive’s interim financial statements).

(b)    Progressive has provided or made available to BFST a list of all individuals who, as of the date of this Agreement, are parties to an independent contract or consulting agreement directly with Progressive or its Subsidiaries, and for each such individual the following information: (i) name; (ii) compensation rate; (iii) contract expiration date and terms; and (iv) a brief description of services provided. As of the Closing Date, all compensation payable to all independent contractors and consultants of Progressive and its Subsidiaries for services performed on or prior to the Closing Date shall have been paid in full (or accrued in full on Progressive’s interim financial statements) and there are no outstanding agreements, understandings or commitments of Progressive or its Subsidiaries with respect to any such compensation.

(c)    Neither Progressive nor any of its Subsidiaries is, nor has been, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a Union, and there is not, and has not been, any Union representing nor, to Progressive’s knowledge, purporting to represent any employee of Progressive or its Subsidiaries. Neither Progressive nor any of its Subsidiaries has a duty to bargain with any Union. As of the date of this Agreement, there is not any unfair labor practice charge or complaint or any other Proceedings pending against Progressive or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Body having jurisdiction thereof and, to Progressive’s knowledge, no such complaint has been threatened. Neither Progressive nor any of its Subsidiaries has received any written notice concerning, and, to Progressive’s knowledge, there are not and have never been, any activities or proceedings of any Union (or representatives thereof) to organize any employees of Progressive or its Subsidiaries, or of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of Progressive or its Subsidiaries.

(d)    Progressive and its Subsidiaries have complied in all material respects with all labor and employment laws, including, without limitation, any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar Taxes, and, to the knowledge of Progressive, no person has asserted to Progressive or any of its Subsidiaries that Progressive or any of its Subsidiaries is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. There are no Proceedings pending, or to Progressive’s knowledge, threatened against Progressive or any of its Subsidiaries with respect to allegations of a violation of any labor or employment law, and Progressive has no knowledge of any basis on which any such Proceedings could be brought.

(e)    Neither Progressive nor any of its Subsidiaries has implemented, and does not intend to implement, any plant closing or layoff of employees that could implicate the WARN Act (as defined herein).

Section 3.22    Compensation and Employee Benefit Plans.

(a)    Section 3.22(a) of the Progressive Disclosure Schedules lists all employee benefit plans, policies, arrangements, programs, practices or agreements that provide benefits or compensation to any current or former employees, directors, consultants or other service providers of Progressive or any of its ERISA Affiliates (as defined herein) and (i) that are sponsored or maintained by Progressive or any of its ERISA Affiliates, or (ii) to which Progressive or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors, consultants or other service providers of Progressive or any of its ERISA Affiliates, or (iii) with respect to which Progressive or any of its ERISA Affiliates has any Liability, including, but not limited to, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, any “employee benefit plan” within the meaning of Section 3(3) of ERISA or any employment or consulting agreement, or employee stock ownership, bonus, incentive, profit sharing, equity or equity-based compensation, stock purchase, stock option, stock appreciation right, restricted stock, restricted stock unit, phantom stock, deferred compensation, retention, severance, change of control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation, pension, paid time off or fringe benefit plan, policy, arrangement, program, practice or agreement (each of the foregoing, a “Progressive Employee Plan”). Neither Progressive nor any of its Subsidiaries has any Liability under any employee benefit plans, policies, arrangements, programs, practices or agreements providing benefits or compensation to any service providers of Progressive or any of its ERISA Affiliates through a contractual arrangement with a third-party professional employer organization. There are no pending or, to the knowledge of Progressive, threatened Proceedings, audits or other claims (except routine claims for benefits) relating to any Progressive Employee Plan. All of Progressive Employee Plans comply and have been administered in all material respects in compliance with their terms and with all applicable requirements of ERISA, the Code and other applicable laws. To the knowledge of Progressive, all contributions, premiums or other payments required by law or by any Progressive Employee Plan have been made or accrued by the due date thereof.

(b)    Neither Progressive nor any of its Subsidiaries has any Liabilities for post-retirement or post-employment health benefits under any Progressive Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each Progressive Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received or is the subject of a favorable determination, opinion, or advisory letter from the IRS and, to the knowledge of Progressive, no event or circumstance has occurred that would disqualify any such Progressive Employee Plan. Progressive has provided or made available copies of (i) each Progressive Employee Plan, including all amendments thereto, (ii) the most recent summary plan descriptions of each Progressive Employee Plan together with each summary of material modification required under ERISA with respect to such Progressive Employee Plan, (iii) all determination, opinion or advisory letters from the IRS with respect to any Progressive Employee Plan, (iv) each trust agreement, insurance policy or other instrument relating to the funding or administration of any Progressive Employee Plan, (v) the three (3) most recent annual reports (Form 5500 series) and accompanying schedules filed with the IRS or the U.S. Department of Labor with respect to each Progressive Employee Plan, (vi) the most recent determination or opinion letter issued by the IRS with respect to each Progressive Employee Plan that is intended to qualify under Section 401 of the Code, and (vii) the most recent audited financial statements for each Progressive Employee Plan for which audited statements are required by ERISA.

(c)    Neither Progressive nor any of its ERISA Affiliates has any Liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). Neither Progressive nor any of its ERISA Affiliates has ever contributed to or been obligated to contribute to any Multiemployer Plan, and neither Progressive nor any of its ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. Neither Progressive nor any of its ERISA Affiliates sponsors, maintains or contributes to any employee benefit plan that is subject to Section 412 of the Code or Title IV of ERISA, and neither Progressive nor any of its ERISA Affiliates has ever sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Section 412 of the Code or Title IV of ERISA.

(d)    There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as defined herein) of Progressive or any of its Subsidiaries now or following the Closing.

(e)    Except as set forth in Section 3.22(e) of the Progressive Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (where such other event by itself would not result in such consequence), (i) entitle any current or former employee, director, officer, consultant or other service provider of Progressive or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, noncompetition payments, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former employee, director, officer, consultant or other service provider of Progressive or any of its Subsidiaries (whether by virtue of any termination, severance, change of control or similar benefits or otherwise), (iii) cause Progressive to transfer or set aside any assets to fund any benefits under any Progressive Employee Plan, or (iv) limit or restrict the right to amend, terminate, or transfer the assets of any Progressive Employee Plan on or following the Effective Time. Section 3.22(e) of the Progressive Disclosure Schedule sets forth the amounts that, as of the date of this Agreement, have been, and as of the Closing Date, will be, accrued pursuant to any such severance, noncompetition, retention or bonus arrangements in accordance with GAAP on Progressive’s consolidated balance sheet. There is no contract, agreement, plan or other arrangement covering any service provider or former service provider of Progressive or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment by Progressive or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) (or any corresponding provision of state, local or foreign Tax law).

(f)    Section 3.22(f) of the Progressive Disclosure Schedules lists each Person who (i) as of the Closing Date, could be reasonably expected to be a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) with respect to Progressive or any of its Subsidiaries and (ii) who could reasonably be expected to receive an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(g)    Except as set forth in Section 3.22(g) of the Progressive Disclosure Schedules, neither Progressive nor any of its Subsidiaries is a party to or bound by any plan under which compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, stock appreciation units, restricted stock, deferred stock, phantom stock or any other equity or equity-based compensation, may be granted to any employee, director or other service provider of Progressive or any of its ERISA Affiliates.

(h)    The ESOP is now, and has been at all times since its inception, in form, an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA, which, in form, qualifies under Section 401(a) of the Code. The trust which implements and forms a part of the ESOP is now, and, to the knowledge of Progressive, has been at all times since its inception, qualified under Section 501(a) of the Code. The securities held by the ESOP constitute “employer securities” under Section 407(d)(1) of ERISA and Section 409(l) of the Code and “qualifying employer securities” under Section 407(d)(5) of ERISA and Section 4975(e)(8) of the Code. A current favorable determination letter is in effect with respect to the ESOP.

(i)    The ESOP complies, and has been administered and operated in compliance, in all material respects, with its terms and all provisions of applicable Law. All amendments and actions required to bring the ESOP into conformity in all material respects with all applicable provisions of the Code, ERISA, and other applicable laws have been made or taken, except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date. As of the Closing Date, neither Progressive nor any participant in the ESOP is or may be subject to liability by reason of Section 4979A of the Code.

(j)    Neither Progressive nor any “party in interest” or “disqualified person” with respect to the ESOP has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 4975 of the Code or Section 408 of ERISA and would have a Material Adverse Effect on Progressive. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the ESOP that would have a Material Adverse Effect on Progressive. Neither Progressive nor the ESOP are parties to any loan or financing transaction with respect to the ESOP.

(k)    Except as set forth in Section 3.22(g) of the Progressive Disclosure Schedules, neither Progressive nor any of its Subsidiaries has an obligation to gross-up or indemnify any Person for any Taxes, penalties, interest or other liabilities under any Progressive Employee Plan, including under Sections 409A and 4999 of the Code.

Section 3.23    Deferred Compensation and Salary Continuation Arrangements.

(a)    Section 3.23(a) of the Progressive Disclosure Schedules contains a list of all nonqualified deferred compensation arrangements of Progressive or any of its Subsidiaries, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (ii) the amount of all accrued benefits due to each participant under any such arrangement, which amounts have been, as of the date of this Agreement, and will be, as of the Closing Date, accrued in accordance with GAAP on Progressive’s consolidated balance sheet. To the knowledge of Progressive, each nonqualified deferred compensation arrangement satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation.

(b)    Section 3.23(b) of the Progressive Disclosure Schedules contains a list of all salary continuation arrangements of Progressive or any of its Subsidiaries, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (ii) the amount of all accrued benefits due to each participant under any such arrangement, which amounts have been, as of the date of this Agreement, and will be, as of the Closing Date, accrued in accordance with GAAP on Progressive’s consolidated balance sheet.

Section 3.24    Internal Controls. Progressive and each of its Subsidiaries maintains accurate books and records reflecting its material assets and material liabilities in all material respects and maintains proper and adequate internal accounting controls that provide reasonable assurance that (a) all material transactions are executed with management’s authorization; (b) all material transactions are recorded as necessary to permit preparation of the consolidated financial statements of Progressive and to maintain accountability for Progressive’s consolidated assets; (c) access to Progressive’s material assets is permitted only in accordance with management’s authorization; (d) the reporting of Progressive’s material assets is compared with existing assets at regular intervals; and (e) extensions of material credit and other receivables are recorded accurately, and reasonably proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Neither Progressive’s nor any of its Subsidiary’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Progressive, its Subsidiaries or their accountants, vendors and consultants, except as would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the preceding sentence.

Section 3.25    Derivative Contracts. Neither Progressive nor any of its Subsidiaries is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Progressive Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.26    Deposits. No deposit of Progressive Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.27    Intellectual Property; Privacy.

(a)    Section 3.27(a) of the Progressive Disclosure Schedules contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by Progressive or any of its Subsidiaries or used in a material manner by them in the conduct of their business under license pursuant to a material contract (the “Intellectual Property”). Progressive and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Neither Progressive nor any of its Subsidiaries is, to Progressive’s knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has Progressive or any of its Subsidiaries used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(b)    To Progressive’s knowledge, neither Progressive nor any of its Subsidiaries is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery or performance of this Agreement or the related documents nor the consummation of the transactions contemplated hereby or thereby will in any way impair the right of Progressive or any of its Subsidiaries or the Continuing Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

(c)    (i) The computer, information technology and data processing systems, facilities and services used by Progressive and each of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of Progressive and each of its Subsidiaries as currently conducted and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of Progressive and each of its Subsidiaries as currently conducted. To Progressive’s knowledge, no third party or representative has gained unauthorized access to any Systems owned or controlled by Progressive or its Subsidiaries, and Progressive and each of its Subsidiaries has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Progressive and each of its Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of Progressive and each of its Subsidiaries in all material respects. Progressive and each of its Subsidiaries has implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

Section 3.28    Shareholder List. Section 3.28 of the Progressive Disclosure Schedules contains a true, correct and complete list of the record holders of shares of Progressive Stock as of a date within ten (10) Business Days prior to the date of this Agreement, containing their names, addresses according to the books and records of Progressive, and number of shares held of record, which shareholder list shall be updated not more than five (5) Business Days prior to Closing.

Section 3.29    SEC Status; Securities Issuances. Progressive is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by Progressive and any of its Subsidiaries have been registered under the Securities Act of 1933, as amended (the “Securities Act”), applicable state securities laws, and all other applicable laws or were exempt from any such registration requirements.

Section 3.30    Dissenting Shareholders. Progressive has no knowledge of any plan or intention on the part of any shareholder of Progressive to make written demand for payment of the fair value of such holder’s shares of Progressive Stock in the manner provided in Section 2.3.

Section 3.31    Takeover Laws. This Agreement and the Merger contemplated hereby are not subject to the requirements of any “moratorium,” “control stock,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state applicable to Progressive.

Section 3.32    Brokers, Finders and Financial Advisors. Section 3.32 of the Progressive Disclosure Schedules sets forth fees or commissions payable by Progressive to any broker, finder, financial advisor or investment banker in connection with this Agreement and the transactions contemplated hereby (collectively, the “Progressive Advisory Fees”). Other than the Progressive Advisory Fees, none of Progressive, any of its Subsidiaries or, to the knowledge of Progressive, any of their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions that would be payable by Progressive or its Subsidiaries in connection with this Agreement and the transactions contemplated hereby.

Section 3.33    Fairness Opinion. Prior to the execution of this Agreement, Progressive has received a written opinion from Mercer Capital Management, Inc., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement, the Merger Consideration to be received by the shareholders of Progressive pursuant to this Agreement is fair, from a financial point of view, to such shareholders. Such opinion has not been amended or rescinded.

Section 3.34    Bank Owned Life Insurance

. Section 3.34of the Progressive Disclosure Schedules contains a true, correct and complete description of all BOLI owned by Progressive Bank, including the cash surrender value of the BOLI. Progressive Bank has taken all actions necessary to comply with applicable law in connection with the purchase and maintenance of BOLI. The cash surrender value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Progressive Financial Statements in accordance with GAAP. All BOLI set forth on Section 3.34 of the Progressive Disclosure Schedules is owned solely by Progressive Bank, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and, except as set forth on Section 3.34 of the Progressive Disclosure Schedules, there are no split dollar or similar benefit plans, programs or arrangements with Progressive Bank. Progressive Bank has no outstanding borrowings secured in whole or part by its BOLI.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BFST

BFST represents and warrants to Progressive as set forth below. On the date of this Agreement, BFST delivered to Progressive schedules (the “BFST Disclosure Schedules”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision hereof, (b) as an exception to one or more representations and warranties contained in this Article IV or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the BFST Disclosure Schedules shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement. The representations and warranties set forth below are further qualified by BFST’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 7, 2025 with the SEC, BFST’s Definitive Proxy Statement for the 2025 Annual Meeting of Shareholders of BFST, filed on April 9, 2025 with the SEC, and any Current Reports on Form 8-K filed prior to the date of this Agreement with respect to events occurring since December 31, 2024 (collectively, “BFST SEC Reports”) (it being understood that anything disclosed in the BFST SEC Reports shall be deemed disclosed for purposes of this Agreement).

Section 4.1      Organization.

(a)    BFST is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and a financial holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to financial holding companies. b1BANK is a Louisiana state-chartered bank duly organized, validly existing and in good standing under the laws of the State of Louisiana.

(b)    BFST and b1BANK have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on BFST. To BFST’s knowledge, no suspension or cancellation of any such necessary license, registration, qualification, franchise, permit or authorization is threatened. BFST engages only in activities (and holds properties only of the types) permitted to financial holding companies by the BHC Act, and the rules and regulations promulgated thereunder.

(c)    b1BANK (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the OFI, and (ii) is an insured depository institution as defined in the Federal Deposit Insurance Act. The deposit accounts of b1BANK are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date of this Agreement required in connection therewith have been paid by b1BANK.

Section 4.2      Capitalization.

(a)    The authorized capital stock of BFST consists of 50,000,000 shares of BFST Common Stock, par value $1.00 per share, 29,714,158 shares of which are outstanding as of the date hereof, and 5,000,000 shares of preferred stock, no par value per share, 72,010 shares of which are issued and outstanding as of the date of this Agreement. As of the date hereof, there are 126,545 options issued, outstanding and unexercised to purchase shares of BFST Common Stock. BFST owns all of the issued and outstanding shares of common stock, par value $1.00 per share, of b1BANK (“b1BANK Stock”). All of the issued and outstanding shares of BFST Common Stock and b1BANK Stock are validly issued, fully paid and nonassessable, have been issued in compliance with and not in violation of any applicable federal or state laws, and have not been issued in violation of the preemptive rights of any Person.

(b)    At the Effective Time, the shares of BFST Common Stock issued pursuant to the Merger in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.

Section 4.3      Authority; Approvals.

(a)    BFST has the requisite corporate power and authority to execute and deliver this Agreement and any related documents to which it is a party and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by BFST and is a duly authorized, valid, legally binding agreement of BFST enforceable against BFST in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(b)    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of BFST. No further corporate proceedings on the part of BFST are necessary to execute and deliver this Agreement or the related documents and to consummate the transactions contemplated hereby or thereby.

(c)    Section 4.3(c) of the BFST Disclosure Schedules lists all governmental and any other consents, approvals, authorizations, applications, filings, notices, registrations and qualifications that are required to be made or obtained by BFST or any of its Subsidiaries in connection with or for the consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger (collectively, the “BFST Regulatory Approvals” and together with the Progressive Regulatory Approvals, the “Regulatory Approvals”). Other than the federal and state securities filings, including the Registration Statement on Form S-4, to be filed with the SEC under the Securities Act (the “Registration Statement”), and the BFST Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Body or with any other Person are necessary in connection with the execution and delivery by (i) BFST of this Agreement, or (ii) b1BANK of the Bank Merger Agreement.

Section 4.4    No Conflicts; Consents. Neither the execution and delivery by BFST of this Agreement and the related documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by BFST with any of the provisions hereof or thereof, will (a) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of BFST or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the Organizational Documents of BFST or any of its Subsidiaries or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BFST or any of its Subsidiaries is a party or by which it may be bound, or to which BFST or any of its Subsidiaries or any of the properties or assets of BFST or any of its Subsidiaries may be subject, or (b) assuming that the BFST Regulatory Approvals are duly obtained, violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to BFST or any of its Subsidiaries or any of their respective properties or assets, except, with respect to clause (ii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on BFST.

Section 4.5     Proceedings. There are no Proceedings pending or, to BFST’s knowledge, threatened against BFST or any of its Subsidiaries, and BFST has no knowledge of any basis on which any such Proceedings could be brought which could reasonably be expected to result in a Material Adverse Effect on BFST or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither BFST nor b1BANK is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body.

Section 4.6      Financial Statements.

(a)    BFST has furnished or made available to Progressive true and complete copies of its Annual Report on Form 10-K as filed with the SEC on March 7, 2025, which contains BFST’s audited consolidated balance sheet (which includes the allowance for loan losses) as of December 31, 2024, and the related statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the year ended December 31, 2024 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the quarter ended September 30, 2024 (the “BFST Financial Statements”).

(b)    The BFST Financial Statements have been prepared from the books and records of BFST and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of BFST at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated.

(c)    Neither BFST nor any of its Subsidiaries has incurred any material Liabilities (whether accrued, absolute, contingent or otherwise) except for Liabilities: (i) fully set forth or provided for in the BFST Financial Statements, (ii) incurred in the ordinary course of business since December 31, 2024, or (iii) incurred in connection with this Agreement and the related documents to which BFST and its Subsidiaries are a party and the transactions contemplated hereby and thereby.

(d)    BFST and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of BFST and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of BFST, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of BFST’s and its Subsidiaries’ assets that could have a material effect on BFST’s financial statements.

(e)    BFST’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by BFST in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to BFST’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of BFST required under the Exchange Act with respect to such reports. BFST has disclosed, based on its most recent evaluation of its disclosure controls and procedures prior to the date of this Agreement, to BFST’s auditors and the audit committee of the board of directors of BFST (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect BFST’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in BFST’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

Section 4.7      Compliance with Laws and Regulatory Filings.

(a)    BFST and b1BANK have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to BFST or b1BANK, including all Banking Laws and Environmental Laws. BFST and b1BANK have neither had nor suspected any material incidents of fraud or defalcation involving BFST, b1BANK or any of their respective officers, directors or Affiliates during the last two (2) years. Each of BFST and b1BANK has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to b1BANK that are designed to properly monitor transaction activity (including wire transfers). b1BANK is designated as an intermediate small institution for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory.”

(b)    BFST and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the OFI, or any other Governmental Body having supervisory jurisdiction over BFST and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Governmental Body has initiated any Proceeding or, to BFST’s knowledge, any investigation into the business or operations of BFST or its Subsidiaries. There is no material unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of BFST or b1BANK. BFST is “well capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined in 12 C.F.R. § 225.2(s)). b1BANK is “well capitalized” (as that term is defined in 12 C.F.R. §325.103(b)(1)).

(c)    There are no Proceedings pending or, to the knowledge of BFST, threatened, against BFST or any of its Subsidiaries by or before any Governmental Body or arbitrator having jurisdiction over BFST or any of its Subsidiaries. Neither BFST nor any of its Subsidiaries is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any Governmental Body or arbitrator having jurisdiction over it. BFST has no knowledge of any fact or circumstance relating to BFST or any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, including the Bank Merger, nor does BFST have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in a timely manner in order to consummate the Merger and the Bank Merger.

Section 4.8      SEC Reports.

(a)    BFST has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act since December 31, 2021. As of their respective dates (or if amended, as of the date so amended), each of such reports and statements (i) complied in all material respects as to form with the applicable requirements under the Exchange Act and (ii) were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    BFST is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non‐compliance that has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFST.

Section 4.9      Absence of Certain Changes. Except as set forth in Section 4.9 of the BFST Disclosure Schedules, since December 31, 2024, (a) BFST and b1BANK have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no Material Adverse Effect on BFST or b1BANK has occurred.

Section 4.10    Taxes.

(a)    Subject to applicable extension periods, BFST and its Subsidiaries have duly and timely filed all income and other material Tax Returns that each was required to file with the appropriate Governmental Bodies, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either BFST or any of its Subsidiaries is or was a member. All such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and owing by BFST or any of its Subsidiaries and any affiliated, consolidated, combined or unitary group of which either BFST or any of its Subsidiaries is or was a member (whether or not shown on any Tax Return) have been paid to the appropriate Governmental Bodies. Neither BFST nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return (excluding automatic extensions obtained in the ordinary course of business). No claim has ever been raised in writing (or, to BFST’s knowledge, in any other manner) by a Governmental Body in a jurisdiction where BFST or any of its Subsidiaries does not file Tax Returns that BFST or any of its Subsidiaries is or may be subject to taxation by that jurisdiction or required to file a Tax Return in that jurisdiction, in each case, which claim is unresolved. There are no Security Interests on any of the assets of BFST or any of its Subsidiaries that arose in connection with any failure (or alleged failure) of BFST or any of its Subsidiaries to pay any Tax.

(b)    BFST and its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Body all income and other material Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. Each of BFST and its Subsidiaries has complied in all material respects with all information reporting and backup withholding requirements in connection with amounts paid to any employee, independent contractor, creditor or other third party.

(c)    There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of BFST or any of its Subsidiaries either (i) claimed or raised by any Governmental Body in writing or (ii) as to which BFST has knowledge based upon contact with any agent of such Governmental Body.

(d)    Neither BFST nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)    Neither BFST nor any of its Subsidiaries has participated in a reportable or listed transaction as defined under Section 6011, 6111 and 6707A(c) of the Code and Treasury Regulations § 1.6011-4. Neither BFST nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which BFST is the common parent) or (iii) has any Liability for the Taxes of any Person (other than BFST and its Subsidiaries) under Treasury Regulations § 1.1502‑6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f)    Neither BFST nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(g)    Neither BFST nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Sections 355 or 361 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h)    Neither BFST nor any of its Subsidiaries is aware of any fact or circumstance that reasonably could be expected to prevent the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither BFST nor any of its Subsidiaries or Affiliates has taken or agreed to take any action that would prevent or reasonably could be expected to prevent the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(i)    BFST and each of its Subsidiaries has been treated as a C corporation for federal and state income tax purposes at all times since formation and each will be treated as a C corporation up to and on the Closing Date.

(j)    It is the present intention of BFST and its Subsidiaries to continue at least one (1) significant historic line of business of Progressive and its Subsidiaries, or to use at least a significant portion of Progressive’s and its Subsidiaries’ historic business assets in a business, in each case within the meaning of Treasury Regulations § 1.368-1(d).

Section 4.11    Brokers, Finders and Financial Advisors. Other than fees payable by BFST to Raymond James & Associates, Inc., neither BFST, any of its Subsidiaries nor any of its or their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 4.12    Fairness Opinion. Prior to the execution of this Agreement, BFST has received a written opinion from Raymond James & Associates, Inc., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement, the Merger Consideration to be paid by BFST to the shareholders of Progressive pursuant to this Agreement is fair, from a financial point of view, to BFST. Such opinion has not been amended or rescinded.

Section 4.13    No Financing. BFST has, and will have as of the Effective Time, sufficient cash on hand available to pay the Aggregate Cash Consideration. BFST does not need to obtain any financing in order to fund the payment of the Aggregate Cash Consideration.

Section 4.14    Compensation and Benefit Plans. Section 4.14 the BFST Disclosure Schedules lists all employee benefit plans, policies, arrangements, programs, practices or agreements (a) providing benefits or compensation to any current or former employees, directors, consultants or other service providers of BFST or any of its ERISA Affiliates (as defined herein), or (b) that are sponsored or maintained by BFST or any of its ERISA Affiliates, or (c) to which BFST or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors, consultants or other service providers of BFST or any of its ERISA Affiliates, or (d) with respect to which BFST or any of its ERISA Affiliates has any Liability, including, but not limited to, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA or employee stock ownership, severance, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, paid time off or fringe benefit plan, policy, arrangement, program, practice or agreement (each of the foregoing, a “BFST Employee Plan”). All of the BFST Employee Plans comply and have been administered in all material respects in compliance with their terms and with all applicable requirements of ERISA, the Code and other applicable laws.

Section 4.15    BFST Systems. (i) The computer, information technology and data processing systems, facilities and services used by BFST and each of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “BFST Systems”), are reasonably sufficient for the conduct of the respective businesses of BFST and each of its Subsidiaries as currently conducted and (ii) the BFST Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of BFST and each of its Subsidiaries as currently conducted. To BFST’s knowledge, no third party or representative has gained unauthorized access to any BFST Systems owned or controlled by BFST or its Subsidiaries, and BFST and each of its Subsidiaries has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the BFST Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. BFST and each of its Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of BFST and each of its Subsidiaries in all material respects. BFST and each of its Subsidiaries has implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

ARTICLE V.
COVENANTS OF PROGRESSIVE

Progressive covenants and agrees with BFST as follows:

Section 5.1      Approval of Shareholders of Progressive; Efforts.

(a)    Progressive shall, and shall cause its board of directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Louisiana and the Organizational Documents of Progressive necessary to (1) call and give notice of a special meeting of its shareholders (the “Progressive Shareholder Meeting”) for the purpose of (A) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (B) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable within fifteen (15) days following the date the Registration Statement is declared effective under the Securities Act (the “Notice Date”) and (2) schedule the Progressive Shareholder Meeting to take place on a date that is within forty-five (45) days after the Notice Date; (ii) use Commercially Reasonable Efforts to (x) cause the Progressive Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the necessary approvals by Progressive’s shareholders of this Agreement and the transactions contemplated hereby (the “Progressive Shareholder Approval”); (iii) include in the Proxy Statement (as defined herein) the recommendation of the board of directors of Progressive that the Progressive shareholders approve and adopt this Agreement and the transactions contemplated hereby (the “Progressive Board Recommendation”), (iv) except as permitted by Section 5.1(b), not withdraw, amend or modify the Progressive Board Recommendation in a manner adverse to BFST (a “Change in Recommendation”), (v) unless there has been a Change in Recommendation, recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within five (5) Business Days after it is announced, (vi) unless there has been a Change in Recommendation, reaffirm the Progressive Board Recommendation within three (3) Business Days following a request by BFST, and (vii) unless there has been a Change in Recommendation, not make any statement, filing or release, in connection with the Progressive Shareholder Meeting or otherwise, inconsistent with the Progressive Board Recommendation. Progressive shall adjourn or postpone the Progressive Shareholder Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of Progressive Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such Progressive Shareholder Meeting, Progressive has not received proxies representing a sufficient number of shares necessary to obtain the Progressive Shareholder Approval; provided, however, that Progressive will not be required to adjourn or postpone the Progressive Shareholder Meeting more than once.

(b)    Notwithstanding the foregoing, if Progressive has complied with Section 5.5, the board of directors of Progressive may effect a Change in Recommendation if Progressive or any of its representatives receives an unsolicited bona fide Acquisition Proposal (as defined herein) before the Progressive Shareholder Approval and the board of directors of Progressive has (i) determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined herein), and (ii) determined in its good faith judgment (after consultation with Progressive’s outside legal counsel) that the failure to effect a Change in Recommendation would cause it to violate its fiduciary duties under applicable law. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Progressive Shareholder Meeting shall be convened, this Agreement and the transactions contemplated hereby shall be submitted to the shareholders of Progressive at the Progressive Shareholder Meeting for the purpose of voting on the approval of such proposals and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Progressive of such obligation. In the event that there is present at the Progressive Shareholder Meeting, in person or by proxy, sufficient favorable voting power to secure the Progressive Shareholder Approval, Progressive will not adjourn or postpone the Progressive Shareholder Meeting unless Progressive has determined in its good faith judgment (after consultation with Progressive’s outside legal counsel) that failure to do so would result in a breach of the fiduciary duties of the board of directors of Progressive. Progressive shall keep BFST updated with respect to the proxy solicitation results in connection with the Progressive Shareholder Meeting as reasonably requested by BFST.

(c)    If this Agreement is approved by Progressive’s shareholders, Progressive shall take all reasonable actions to aid and assist in the consummation of the Merger, and shall use Commercially Reasonable Efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it and BFST reasonably consider necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2      Activities of Progressive Pending Closing.

(a)    From the date of this Agreement to and including the Closing Date, as long as this Agreement remains in effect, and unless BFST has consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise expressly contemplated or permitted by other provisions of this Agreement (including in Section 5.2(a) of the Progressive Disclosure Schedules) or except as may be required by applicable law or an order or policy of a Governmental Body, Progressive shall, and shall cause each of its Subsidiaries to:

(i)    conduct its affairs (including the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

(ii)    use Commercially Reasonable Efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships; and

(iii)    except as required by law or regulation or expressly permitted by this Agreement, take no action which, to the knowledge of Progressive, would adversely affect or delay the ability of Progressive or BFST to obtain the Regulatory Approvals or any other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b)    From the date of this Agreement to and including the Closing Date, as long as this Agreement remains in effect, except (1) as expressly permitted by this Agreement (including in Section 5.2(b) of the Progressive Disclosure Schedules) or (2) as may be required by applicable law or an order or policy of a Governmental Body, Progressive shall not, and shall not permit any of its Subsidiaries to, without the written consent of BFST (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)    adjust, split, combine or reclassify any of Progressive Stock;

(ii)    make, acquire, modify or renew, or agree to make, acquire, modify or renew, any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) would be a material violation of its policies and procedures in effect as of the date of this Agreement, or (B) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles;

(iii)    issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, other than in connection with the exercise of any Progressive Stock Options outstanding as of the date of this Agreement;

(iv)    grant any stock appreciation rights, stock appreciation units, restricted stock, stock options, phantom stock or other form of incentive, equity or equity-based compensation;

(v)    open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(vi)    enter into, amend or terminate any agreement of the type that would be required to be disclosed in Section 3.18(a) of the Progressive Disclosure Schedules, or any other material agreement, or acquire or dispose of any material amount of assets or Liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(vii)    hire any employee or independent contractor with an annual salary in excess of $75,000, except for employees who are employed at will and independent contractors whose engagement can be terminated without Liability on less than thirty (30) days’ notice;

(viii)    grant any severance, change in control or termination payment to, or enter into any collective bargaining, change-in-control, retention, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of Progressive or any of its Subsidiaries, either individually or as part of a class of similarly situated Persons;

(ix)    (A) increase in any manner the compensation, benefits or fringe benefits of any of its employees, directors, consultants or other service providers other than increases in employee compensation in accordance with past practices and except as deemed reasonably necessary by Progressive to comply with its covenant in Section 5.2(a)(ii), (B) pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or (C) institute any new employee welfare, retirement or similar plan or arrangement or any new plan or arrangement that would constitute a Progressive Employee Plan;

(x)    amend any Progressive Employee Plan, other than as required to maintain the tax qualified status of such plan or as contemplated under this Agreement;

(xi)    (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of Progressive Stock, other than (i) the payment of dividends from Progressive Bank to Progressive, and (ii) if the Effective Time has not occurred on or before 120 calendar days after the date of this Agreement, the payment of aggregate cash dividends with respect to Progressive Stock in amounts not to exceed the aggregate cash dividends that the holders of Progressive Stock would have received with respect to BFST Common Stock issuable in the Merger if the Effective Time had occurred prior to the declaration by BFST of a cash dividend on BFST Common Stock with a record date after such date that is 120 calendar days after the date of this Agreement and prior to the Effective Time, or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of Progressive Stock;

(xii)     make any change in accounting methods, principles and practices, except as may be required by GAAP or any Governmental Body;

(xiii)    sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including “other real estate owned”) or interest therein, except for the property listed on Section 5.2(b) of the Progressive Disclosure Schedules and except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(xiv)    foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by BFST of a recent Phase I environmental review thereof;

(xv)    increase or decrease the rate of interest paid on deposit accounts, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(xvi)    (A) establish any new Subsidiary or Affiliate or enter into any new line of business, or (B) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other Person;

(xvii)     materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the Allowance, including with respect to the implementation of CECL, and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any Governmental Body;

(xviii)    amend or change any provision of the Organizational Documents of Progressive or any of its Subsidiaries;

(xix)    make any capital expenditure which would exceed an aggregate of $100,000;

(xx)    prepay any indebtedness or other similar arrangements so as to cause Progressive to incur any prepayment penalty thereunder;

(xxi)     settle any Proceeding (A) involving payment by it of money damages in excess of $50,000 in the aggregate or (B) imposing any material restriction on the operations of Progressive or any of its Subsidiaries;

(xxii)    make, change or revoke any Tax election or Tax method of accounting, settle or compromise any Tax Liability, enter into any Tax closing agreement, surrender any right to claim a return of Taxes, file any amended Tax Return, or consent to any extension or waiver of any statute of limitations;

(xxiii)    take or cause to be taken any action that would reasonably be expected to cause the Merger or the Bank Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, and shall not fail to take or cause to be taken any action required to cause each of the Merger and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code; or

(xxiv)    agree to do any of the foregoing.

(c)    From the date of this Agreement to and including the Closing Date, as long as this Agreement remains in effect, except as otherwise expressly contemplated or permitted by other provisions of this Agreement or except as may be required by applicable law or an order or policy of a Governmental Body, Progressive shall, and shall cause each of its Subsidiaries to promptly give written notice to BFST of (i) any material change in its business, operations or prospects, (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Body having jurisdiction over Progressive or any of its Subsidiaries, (iii) the commencement or threat of any Proceeding against Progressive or any of its Subsidiaries, (iv) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of Progressive contained in this Agreement to be untrue or inaccurate in any material respect (without regard to any materiality qualifiers contained therein) or (3) a Material Adverse Effect on Progressive or Progressive Bank, (v) making, acquiring, renewing, amending, modifying, extending the term of, extending the maturity of or granting the forbearance or issuing a commitment to do any of the foregoing for any loan of more than $5,000,000, (vi) charging off any loan or other extension of credit greater than $50,000 without two (2) Business Days’ prior written notice to BFST of the amount of such charge-off; provided, that if such charge-off is made at the request of a Governmental Body, then no prior notice or consent by BFST will be required, (vii) excluding deposits and certificates of deposit, and except in the ordinary course of business consistent with past practices and safe and sound banking practices, incurring or modifying any indebtedness for borrowed money, including Federal Home Loan Bank advances, or (viii) except in the ordinary course of business consistent with past practices and safe and sound banking practices, making any changes to its Securities Portfolio or the manner in which the Securities Portfolio is classified or reported.

Section 5.3      Access to Properties and Records.

(a)    To the extent permitted by applicable law, Progressive shall and shall cause each of its Subsidiaries, upon reasonable notice from BFST to Progressive to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of BFST full access to the properties, books and records of Progressive and its Subsidiaries during normal business hours in order that BFST may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Progressive and its Subsidiaries and to conduct the environmental investigations provided in Section 5.11, and (ii) furnish BFST with such additional financial and operating data and other information as to the business and properties of Progressive as BFST shall, from time to time, reasonably request.

(b)    As soon as practicable after they become available, Progressive shall deliver or make available to BFST all unaudited monthly and quarterly financial information prepared for the internal use of management of Progressive and all Consolidated Reports of Condition and Income filed by Progressive Bank with the appropriate Governmental Body after the date of this Agreement. In the event of the termination of this Agreement, BFST shall return to Progressive all documents and other information obtained pursuant hereto and shall keep confidential any information obtained pursuant to Section 7.2.

Section 5.4      Information for Regulatory Applications and SEC Filings.

(a)    To the extent permitted by law and during the pendency of this Agreement, Progressive shall furnish BFST with all information concerning Progressive or any of its Subsidiaries required for inclusion in any application, filing, statement or document to be made or filed by BFST with any Governmental Body in connection with the transactions contemplated by this Agreement and any filings with the SEC and any applicable state securities authorities. Progressive shall fully cooperate with BFST in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement. Progressive shall, upon reasonable request by BFST, furnish to BFST all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of BFST, Progressive or any of their respective Subsidiaries to any regulatory agency or other Governmental Body in connection with the Merger or the Bank Merger and the other transactions contemplated by this Agreement.

(b)    None of the information relating to Progressive and its Subsidiaries that is provided by Progressive for inclusion in (i) the Proxy Statement to be prepared in accordance with Progressive’s Organizational Documents and applicable law and mailed to Progressive’s shareholders in connection with the solicitation of proxies by the board of directors of Progressive for use at the Progressive Shareholder Meeting, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to Progressive’s shareholders, at the time of the Progressive Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement (as defined herein) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.5      No Solicitation; Acquisition Proposals.

(a)    Neither Progressive nor any of its Subsidiaries shall, and they shall instruct their respective directors, officers, agents or representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any confidential or nonpublic information or data with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that would reasonably be expected to lead to, an Acquisition Proposal, or (iii) adopt, approve, agree to, accept, endorse or recommend any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.5 by any Subsidiary of Progressive shall constitute a breach of this Section 5.5 by Progressive. In addition to the foregoing, unless this Agreement has been terminated in accordance with Section 9.1, Progressive shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger. Notwithstanding any other provision in this Agreement, nothing herein shall restrict Progressive or any of its Subsidiaries, or their respective directors, officers, agents or representatives, from (y) informing any Person of the terms of Sections 5.1 and 5.5 or (z) seeking a clarification or other information from any Person with respect to an Acquisition Proposal.

(b)    Promptly (but in no event more than forty-eight (48) hours) following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that would reasonably be expected to lead to any Acquisition Proposal, Progressive shall advise BFST in writing of the receipt of such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person making any such Acquisition Proposal, request or inquiry), and Progressive shall as promptly as reasonably practicable provide to BFST (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. Progressive shall keep BFST reasonably informed on a reasonably current basis of any material developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such Acquisition Proposal, request or inquiry.

(c)    Notwithstanding anything herein to the contrary, if at any time prior to the Progressive Shareholder Meeting either Progressive or any of its Subsidiaries receives an Acquisition Proposal that did not result from a breach of Section 5.5(a) and that the board of directors of Progressive determines in good faith, after consultation with its legal counsel and financial advisor, constitutes or would be reasonably be expected to lead to a Superior Proposal, then Progressive or any of its Subsidiaries may (i) engage or participate in discussions or negotiations with the Person making such Acquisition Proposal (and its representatives) and (ii) furnish or cause to be furnished to such Person (and its representatives) any confidential or nonpublic information or data with respect to Progressive and any of its Subsidiaries, provided that before furnishing any such information to such Person pursuant to this clause (ii), Progressive shall have entered into a customary confidentiality agreement with such Person and, provided further, that such information shall be provided by Progressive to BFST prior to or substantially concurrently with providing such information to such Person to the extent not previously furnished to BFST.

(d)    Notwithstanding anything herein to the contrary, at any time prior to the Progressive Shareholder Meeting, the board of directors of Progressive may make a Change in Recommendation and submit this Agreement to Progressive’s shareholders without the Progressive Board Recommendation (although the resolution approving this Agreement may not be rescinded), if (i) Progressive has received a Superior Proposal (after giving effect to the terms of any revised offer by BFST pursuant to this Section 5.5(d)), and (ii) the board of directors of Progressive has determined in good faith, after consultation with its financial advisors and outside legal counsel, that it would be reasonably expected to result in a violation of the directors’ fiduciary duties under applicable law to fail to make the Change in Recommendation; provided, that the board of directors of Progressive may not take the actions set forth in this Section 5.5(d) unless:

(i)    such Superior Proposal did not result from a violation of this Section 5.5;

(ii)    Progressive has provided BFST at least five (5) Business Days prior written notice of its intention to take such action and a copy of any proposed agreement or other document relating to such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal);

(iii)    during such five (5) Business Day period, Progressive has and has caused its financial advisors and outside legal counsel to consider and negotiate with BFST in good faith (to the extent BFST desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by BFST; and

(iv)    the board of directors of Progressive has determined in good faith, after consultation with its financial advisors and outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed in writing by BFST prior to the close of business on such fifth (5th) Business Day, if any, that such Superior Proposal remains a Superior Proposal and that it would nevertheless reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law to fail to make the Change in Recommendation.

Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.5(d) and will require a new determination and notice period as referred to in this Section 5.5(d); provided, that such notice period shall be three (3) Business Days.

(e)    Progressive and each of its Subsidiaries shall, and Progressive shall direct its representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than BFST, b1BANK and their representatives) that has made or indicated an intention to make an Acquisition Proposal, and (iii) except to the extent the board of directors of Progressive determines that such action or failure to act would reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law, not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.

(f)    Nothing contained in this Agreement shall prevent Progressive or its board of directors from making any other disclosure to the shareholders of Progressive that Progressive or its board of directors determines in good faith is reasonably required by applicable law; provided, that any Change in Recommendation must comply with this Section 5.5.

Section 5.6    Termination of Contracts. Progressive shall use Commercially Reasonable Efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that, if requested by BFST, each contract listed on Section 5.6 of the Progressive Disclosure Schedules will, if the Merger occurs, be terminated prior to the date on which the data processing conversion and the operational integration occurs between Progressive Bank and b1BANK; provided, however, that until the thirtieth (30th) calendar day prior to Closing, BFST shall have the right to add to Section 5.6 of the Progressive Disclosure Schedules any data processing contracts and contracts related to the provision of electronic banking services of Progressive or Progressive Bank not then listed on Section 5.6 of the Progressive Disclosure Schedules to the extent any such contract had not been made available to BFST prior to the date of this Agreement (the “Contracts to be Terminated”); provided further, that any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Progressive or Progressive Bank in connection with the termination of any Contract to be Terminated shall be accrued or paid by Progressive on or prior to the date of delivery of the Final Closing Statement in accordance with this Section 5.6. For the avoidance of doubt, BFST shall not pay or be responsible for the payment of any costs, fees, expenses, contract payments, penalties or liquidated damages in connection with the termination of any contract subject to this Section 5.6. Such notice and actions by Progressive shall be in accordance with the terms of such contracts. For the avoidance of doubt, the use of “Commercially Reasonable Efforts” by Progressive as used in this Section 5.6 shall include the payment or accrual of any termination fees or liquidated damages required by the terms of the contracts referenced in this Section 5.6 upon the termination of such contracts.

Section 5.7    Liability Insurance. Progressive shall purchase for a period of not less than four (4) years after the Effective Time, past acts and extended reporting period insurance coverage for no less than the four (4)-year period immediately preceding the Effective Time, under its current (i) directors and officers insurance (or comparable coverage), (ii) employment practices liability insurance, (iii) financial institutions bond (or comparable coverage), (iv) bankers professional liability insurance, (v) mortgage errors and omissions insurance, (vi) fiduciary liability insurance and (vii) cyber liability insurance ((i) through (vii) collectively, the “Tail Policy”), for each person and entity, including, without limitation, Progressive, its Subsidiaries and their respective directors, officers and employees, currently covered under those policies held by Progressive or its Subsidiaries.

Section 5.8    Allowance for Credit Losses. Progressive shall cause Progressive Bank to maintain its Allowance at a level consistent with Progressive Bank’s historical levels and its existing policies and in compliance with GAAP as applied to banking institutions, including with respect to CECL, and all applicable rules and regulations, and in the reasonable opinion of management, at a level adequate in all respects to provide for all probable losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of Progressive or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit).

Section 5.9    Third-Party Consents. Progressive shall use Commercially Reasonable Efforts, and BFST shall reasonably cooperate with Progressive at Progressive’s request, to provide all required notices and obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 3.4(b) of the Progressive Disclosure Schedules.

Section 5.10    Coordination; Integration.

(a)    The senior officers of Progressive and Progressive Bank agree to meet with senior officers of BFST and b1BANK, on a semi-monthly basis or as reasonably requested by BFST or Progressive, relating to the development, coordination and implementation of the post-Merger operating and integration plans of b1BANK, as the resulting institution in the Bank Merger and to otherwise review the financial and operational affairs of Progressive and Progressive Bank; provided, that BFST and b1BANK shall have no right to review confidential supervisory information (as such term is defined in 12 C.F.R. § 261.2) of Progressive or Progressive Bank, and to the extent permitted by applicable law, each of Progressive and Progressive Bank agrees to give reasonable consideration to BFST’s input on such matters, consistent with this Section 5.10, with the understanding that BFST shall in no event be permitted to exercise control of Progressive or Progressive Bank prior to the Effective Time and, except as specifically provided under this Agreement, Progressive and Progressive Bank shall have no obligation to act in accordance with BFST’s input.

(b)    Commencing after the date of this Agreement, Progressive shall provide BFST with real time access to a data share file portal (the “Loan Portal”), which is updated weekly and used by the senior loan officers and members of Progressive Bank’s Loan Committee (collectively, the “Progressive Loan Representatives”). The Loan Portal contains all documents, reports and other materials prepared for and/or provided to Progressive Loan Representatives, including, but not limited to, summaries of all loans, loan participations, other extensions of credit and charge-offs approved or requested in a given week and certain documents related thereto.

(c)    Commencing after the date of this Agreement and to the extent permitted by applicable law, BFST, b1BANK, Progressive and Progressive Bank shall use their Commercially Reasonable Efforts to plan the integration of Progressive and Progressive Bank with the businesses of BFST and its Affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall BFST or its Affiliates be entitled to control Progressive or Progressive Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date of this Agreement through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of Progressive and Progressive Bank in the ordinary course of business, Progressive’s and Progressive Bank’s employees and officers shall use their Commercially Reasonable Efforts to provide support, including support from Progressive’s and Progressive Bank’s outside contractors, and to assist BFST in performing all tasks, including equipment installation, reasonably required to result in a successful integration at the Closing; provided, however, that no integration shall take place prior to the Closing. BFST shall provide such assistance of its personnel as Progressive and Progressive Bank shall request to permit Progressive and Progressive Bank to comply with their obligations under this Section 5.10.

Section 5.11     Environmental Investigation; Rights to Terminate Agreement.

(a)    BFST and its consultants, agents and representatives shall have the right to the same extent that Progressive or Progressive Bank has such right (at BFST’s cost and expense), but not the obligation or responsibility, to inspect any Progressive or Progressive Bank property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to forty-five (45) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including test borings, soil, water, asbestos or other sampling, is deemed desirable by BFST, BFST shall (i) notify Progressive of any property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, (ii) submit a work plan to Progressive for such Secondary Investigation, for which BFST agrees to afford Progressive the ability to comment on and BFST agrees to reasonably consider all such comments (and negotiate in good faith any such comments), and (iii) conclude such Secondary Investigation on or prior to sixty (60) days after the date of receipt of Progressive’s comments. BFST shall give reasonable notice to Progressive of such Secondary Investigations, and Progressive may place reasonable restrictions on the time and place at which such Secondary Investigations may be carried out.

(b)    Progressive agrees to indemnify and hold harmless BFST for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or Secondary Investigation conducted by BFST or its agents, representatives or contractors to the extent attributable to the gross negligence or willful misconduct of Progressive or its agents, representatives or contractors. BFST agrees to indemnify and hold harmless Progressive for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or Secondary Investigation conducted by BFST or its agents, representatives or contractors, to the extent attributable to the gross negligence or willful misconduct of BFST or its agents, representatives or contractors in performing any Environmental Inspection or Secondary Investigation. If the Closing does not occur, the foregoing indemnities shall survive the termination of this Agreement. BFST shall not have any Liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, then, except as otherwise required by law, reports to any Governmental Body of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall be made by Progressive in the exercise of its sole discretion and not by BFST. BFST shall make no such report prior to Closing unless required to do so by law, and in such case shall give Progressive reasonable prior written notice of BFST’s intentions so as to enable Progressive to review and comment on such proposed report.

(c)    To the extent that BFST identifies any past or present events, conditions or circumstances that would require further investigation, remediation or cleanup action under Environmental Laws, Progressive shall use all Commercially Reasonable Efforts to take and complete any such reporting, remediation or other response actions prior to Closing; provided, however, that, to the extent any such response actions have not been completed prior to Closing (“Unresolved Response Action”), Progressive shall include the after-tax amount of the costs reasonably expected to be incurred by the Continuing Corporation on or after the Closing Date, as determined by an independent third party with recognized expertise in environmental clean-up matters.

(d)    BFST shall have the right to terminate this Agreement within ninety (90) days after the date of this Agreement if (i) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by BFST because the Environmental Inspection, Secondary Investigation or other environmental survey identifies violations or potential violations of Environmental Laws that are reasonably likely to result in a Material Adverse Effect on Progressive; (ii) any past or present events, conditions or circumstances that would reasonably be expected to require further investigation, remedial or cleanup action under Environmental Laws, including, without limitation, an Environmental Inspection, Secondary Investigation or other environmental survey identifying the presence of any asbestos-containing material or mold in, on or under any Progressive Real Property that is reasonably likely to have a Material Adverse Effect on Progressive or Progressive Bank; or (iii) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Progressive Real Property that is not shown to be in compliance with all Environmental Laws applicable to such tank, or that has had a release of petroleum or some other Hazardous Materials that has not been remediated in accordance with applicable Environmental Law, and that is reasonably likely to have a Material Adverse Effect on Progressive or Progressive Bank. In the event BFST terminates this Agreement or elects not to proceed to Closing pursuant to this Section 5.11(c), if Progressive reimburses BFST for the costs of preparing any Environmental Inspections, BFST promptly shall deliver to Progressive copies of any environmental report, engineering report, or property condition report prepared by BFST or any third party with respect to any Progressive Real Property. Any results or findings of any Environmental Inspections shall not be disclosed by BFST to any third party not affiliated with BFST, unless BFST is required by law to disclose such information.

(e)    Progressive agrees to make available upon request to BFST and its consultants, agents and representatives all documents and other materials relating to environmental conditions of any Progressive Real Property including the results of other environmental inspections and surveys to the extent such documents are in the possession of Progressive. Progressive also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with BFST and, at BFST’s cost and expense, shall be entitled to certify the same in favor of BFST and its consultants, agents and representatives and make all other data available to BFST and its consultants, agents and representatives.

Section 5.12    Bank Merger. Prior to the Effective Time, Progressive shall cause Progressive Bank to cooperate with BFST and b1BANK as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the Bank Merger after the Effective Time.

Section 5.13    Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, changes in shareholders’ equity and cash flows of Progressive for the periods then ended, which may be provided by Progressive to BFST subsequent to the date of this Agreement, shall be prepared from the books and records of Progressive and its Subsidiaries and shall fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Progressive at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (a) omit the footnote disclosure required by GAAP and (b) be subject to normal year-end audit adjustments required by GAAP. The Consolidated Reports of Condition and Income filed by Progressive Bank subsequent to the date of this Agreement shall fairly present the financial position of Progressive Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.

Section 5.14    Employee Benefit Plans. Progressive or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as BFST may reasonably require in order to cause the amendment or termination of the Progressive Employee Plans listed as numbers 1 through 6 on Section 3.22(a) of the Progressive Disclosure Schedules on terms satisfactory to BFST and in accordance with applicable law, with such termination effective not later than immediately prior to the Effective Time, it being understood and agreed that the winding up of any such Progressive Employee Plan may be completed following the Closing Date. For the avoidance of doubt, this Section 5.14 shall not apply to any Progressive Employee Plan with respect to which Progressive or one of its Subsidiaries does not possess the unilateral right to amend or terminate such plan. As of the Closing Date, Progressive shall have fully accrued the total amount of benefits due to each participant under any Progressive Employee Plan listed on Section 3.23(b) of the Progressive Disclosure Schedules, with such amounts calculated based on the benefit that would be owed to such participant upon a termination of employment immediately following the Closing Date and accrued in accordance with GAAP on Progressive’s consolidated balance sheet.

Section 5.15    Change in Control Payments. Progressive shall, and shall cause Progressive Bank to, take all necessary actions to ensure that no payment set forth on Section 3.22(f) of Progressive Disclosure Schedules would constitute an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law), and be subject to the excise tax imposed by Section 4999 of the Code.

Section 5.16    [Reserved]

Section 5.17    [Reserved]

Section 5.18    Assumption of Trust Preferred Securities. On or before the Effective Time, Progressive and BFST shall take all actions necessary to effect, simultaneously with the effectiveness of the Merger, the assumption by BFST of all of Progressive’s obligations under the Operative Documents of the Trusts in accordance with the terms thereof and the documents and agreements related thereto (the “TRUPS Assumption”).

Section 5.19    No Control. Nothing contained in this Agreement shall give BFST, directly or indirectly, the right to control or direct the operations of Progressive or any of its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Progressive, directly or indirectly, the right to control or direct the operations of BFST or any its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Progressive and BFST shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.20    Transaction Expenses. Progressive shall use its Commercially Reasonable Efforts to cause the aggregate amount of all Progressive Expenses (as defined herein) to not materially exceed the estimate set forth in Section 5.20 of the Progressive Disclosure Schedules. Progressive shall promptly notify BFST if or when it determines that it expects to exceed the aggregate amount of all Progressive Expenses as estimated on Section 5.20 of the Progressive Disclosure Schedules. Notwithstanding anything to the contrary in this Section 5.20, Progressive shall not incur any investment banking, brokerage, finders, or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in Section 5.20 of the Progressive Disclosure Schedules.

Section 5.21    Termination of ESOP. Progressive will take all action necessary to terminate the ESOP effective immediately before the Effective Time, and will pay all termination fees, or accrue for same, if any, associated with the termination prior to the Effective Time. Progressive will not permit the trustees of the ESOP to make any distributions under the ESOP until the earlier of (a) receipt of a favorable IRS determination letter as to termination of the ESOP, (b) the last day on which the trustees are required to make that distribution under the terms of the ESOP, or (c) a date otherwise consented to by BFST. Progressive will not amend the ESOP (other than as necessary to terminate it or as required by law) between the date of this Agreement and the Effective Time to accelerate the time of any distribution under the ESOP.

ARTICLE VI.
COVENANTS OF BFST

BFST covenants and agrees with Progressive as follows:

Section 6.1    Regulatory Filings; Efforts. Within forty-five (45) calendar days following the date of this Agreement, BFST shall prepare and file, or shall cause to be prepared and filed, all necessary applications or other documentation with the Federal Reserve Board, the FDIC, the OFI, and any other appropriate Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement, including the Bank Merger. Prior to filing such applications, BFST will provide Progressive drafts of the non-confidential portions of such applications and incorporate Progressive’s reasonable comments to such applications. BFST shall take all reasonable action to aid and assist in the consummation of the Merger, and shall use Commercially Reasonable Efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement and the Merger. BFST shall provide Progressive with copies of all such regulatory filings and all correspondence with Governmental Bodies in connection with the Merger for which confidential treatment has not been requested. BFST shall pay, or shall cause to be paid, any applicable fees and expenses incurred by it or any of its Subsidiaries in connection with the preparation and filing of such regulatory applications.

Section 6.2      Registration Statement.

(a)    Within forty-five (45) calendar days following the date of this Agreement, BFST shall prepare and file the Registration Statement and any other applicable documents, including the notice, proxy statement and prospectus and other proxy solicitation materials of Progressive constituting a part thereof (the “Proxy Statement”), relating to the shares of BFST Common Stock to be delivered to the shareholders of Progressive pursuant to this Agreement. Each of BFST and Progressive shall use its Commercially Reasonable Efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Progressive and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to information about Progressive and the meeting of Progressive’s shareholders. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder.

(b)    Upon the Registration Statement being declared effective, Progressive shall thereafter mail or deliver the Proxy Statement to its shareholders. BFST shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Progressive shall furnish all information concerning Progressive and the holders of Progressive Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Progressive or BFST, or any of their respective affiliates, directors or officers, should be discovered by Progressive or BFST that should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Progressive’s shareholders.

(c)    None of the information relating to BFST and its Subsidiaries that is provided by BFST for inclusion in (i) the Proxy Statement, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to Progressive’s shareholders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 6.3    NASDAQ Listing. BFST shall file all documents required to be filed to have the shares of BFST Common Stock to be issued pursuant to this Agreement included for listing on Nasdaq and use its Commercially Reasonable Efforts to effect said listing.

Section 6.4    Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date of this Agreement until the Effective Time, BFST shall and shall cause each of its Subsidiaries to (a) maintain its and their corporate existence in good standing; (b) maintain the general character of its business and conduct its business in its ordinary and usual manner; (c) extend credit only in accordance with its existing lending policies and practices; and (d) use Commercially Reasonable Efforts to (i) preserve intact its present business organizations, (ii) keep available the services of its present executive officers and directors and (iii) preserve its relationships and goodwill with customers and advantageous business relationships.

Section 6.5    Negative Covenants. BFST shall not, nor shall it permit any of its Subsidiaries or Affiliates to, (a) amend its Organizational Documents in a manner that would adversely affect Progressive, (b) take, or fail to take, any action that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” under Section 368(a) of the Code, (c) take any action that, to the knowledge of BFST, would adversely affect or delay (i) BFST’s ability to obtain the necessary approvals of any Governmental Body required for the consummation of the transactions contemplated hereby or (ii) BFST’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or (d) agree or commit to do any of the foregoing.

Section 6.6      Employee Matters.

(a)    Each employee of Progressive and its Subsidiaries who remains in the active employment of BFST or its Subsidiaries after the Closing Date (collectively, the “Progressive Employees”) will be entitled to participate as an employee in the employee benefit plans and programs maintained for employees of BFST and b1BANK with credit for prior service with Progressive or any of its Subsidiaries for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding vesting requirements under any equity or equity-based incentive plans and benefits accrued under any retirement plans) sponsored by BFST or b1BANK in which such Progressive Employee becomes eligible to participate from and after the Closing Date, to the extent such service was credited under a comparable Progressive Employee Plan immediately prior to the Closing, to the extent permitted by such BFST plans and applicable law and to the extent that such service crediting will not result in any duplication of benefits for the same period of service. To the extent permitted by such BFST plans and applicable law, any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Progressive Employee and their eligible dependents. To the extent permitted by the applicable BFST plans and applicable law, BFST further agrees to credit each Progressive Employee and his or her eligible dependents for the year during which coverage under BFST’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such Progressive Employee during such year under Progressive’s group health plan. For purposes of determining Progressive Employee’s benefits for the calendar year in which the Merger occurs under BFST’s vacation program, any vacation taken by a Progressive Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs shall be deducted from the total BFST vacation benefit available to such Progressive Employee for such calendar year.

(b)    The provisions of this Section 6.6 are for the sole benefit of the parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person (including, for the avoidance of doubt, any Progressive Employee or other current or former employee of Progressive or any of its Subsidiaries), other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.6) under or by reason of any provision of this Agreement. Nothing in this Section 6.6 amends, or will be deemed to amend (or prevent the amendment or termination of), any Progressive Employee Plan or any employee benefit plan of BFST or any of its Affiliates.

(c)    BFST’s continued retention of any Progressive Employees after the Effective Time will be subject to and contingent on BFST’s standard employment requirements, practices and procedures and, as such, BFST will not be obligated to continue to retain any Progressive Employees who do not meet BFST’s standard employment requirements, practices and procedures. Furthermore, it is understood and agreed that (i) BFST’s employment subsequent to the Effective Time of a Progressive Employee will not constitute a commitment, contract or understanding (expressed or implied) or any obligation on the part of BFST or its Affiliates to an employment relationship of any fixed term or duration or upon any specific terms or conditions, and (ii) employment is “at-will” and may be terminated by BFST or by the hired employee at any time, for any reason or for no reason whatsoever. Any Progressive Employee who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on termination of employment, whose employment is terminated involuntarily (other than for cause, death, disability or normal retirement) by BFST or its Affiliates within twelve (12) months from the Closing will receive, subject to the Progressive Employee’s execution, return, and non-revocation of a release of claims against BFST and its Affiliates in a form reasonably acceptable to BFST, a lump sum severance payment in an amount equal to one (1) weeks’ pay for each year of prior service with Progressive; provided, that the minimum severance payment shall be four (4) weeks’ pay and the maximum severance shall be twenty-six (26) weeks’ pay. For purposes of this Section 6.6, “cause” means any termination of employment due to the occurrence of one of more of the following events: (i) the employee’s willful refusal to comply in any material respect with the lawful employment policies of BFST and its Subsidiaries, provided that the employee was given prior notice of such policies (ii) the employee’s commission of an act of fraud, embezzlement or theft against BFST or any of its Subsidiaries, (iii) the conviction or plea of nolo contendere to any crime involving moral turpitude or a felony, or (iv) the employee’s willful refusal to substantially perform the duties and responsibilities of his or her position with b1BANK; provided that, in the case of (i) and (iv), if curable, the employee must be provided notice of the refusal to comply with policy or perform duties, and be provided a reasonable opportunity to cure such basis for cause. For the avoidance of doubt, all Progressive Employees then employed by BFST or its Affiliates subsequent to the Effective Time will be “at-will” employees of BFST.

Section 6.7    Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, comprehensive income, changes in shareholders’ equity and cash flows of BFST for the periods then ended, which may be filed by BFST with the SEC subsequent to the date of this Agreement, shall be prepared from the books and records of BFST and its Subsidiaries and shall fairly present, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of BFST at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (a) omit the footnote disclosure required by GAAP and (b) be subject to normal year-end audit adjustments required by GAAP.

Section 6.8    Issuance of BFST Common Stock; Stock Reserves. The shares of BFST Common Stock to be issued by BFST to the shareholders of Progressive pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of BFST Common Stock to be issued to the shareholders of Progressive pursuant to this Agreement are and shall be free of any preemptive rights of the shareholders of BFST or any other Person. BFST agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of BFST Common Stock to fulfill its obligations under this Agreement.

Section 6.9    Director and Officer Indemnification.

(a)    For a period of four (4) years after the Effective Time, and subject to the limitations contained in applicable Federal Reserve Board and FDIC regulations and to any limitations contained in the Organizational Documents of Progressive and each of its Subsidiaries, BFST shall indemnify and hold harmless each present director and officer of Progressive or Progressive Bank, as applicable, determined as of the Effective Time (each, an “Indemnified Party”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred by such Indemnified Party, solely in their capacities as a director or officer of Progressive or any of its Subsidiaries, as applicable, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of Progressive or any of its Subsidiaries to the fullest extent that the Indemnified Party would be entitled under the Organizational Documents, as applicable, in each case as in effect on the date of this Agreement and to the extent permitted by applicable law.

(b)    Any Indemnified Party wishing to claim indemnification under this Section 6.9, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify BFST, but the failure to so notify will not relieve BFST of any liability it may have to the Indemnified Party to the extent such failure does not prejudice BFST. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) BFST will have the right to assume the defense thereof and bear the costs incurred in connection therewith and BFST will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if BFST elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between BFST and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to BFST, and BFST shall promptly pay the reasonable fees and expenses of such counsel for the Indemnified Party as any such fees and expenses are incurred by such Indemnified Party (which may not exceed one firm in any jurisdiction), provided that the Indemnified Party for whom fees and expenses are to be paid provides a signed written undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under applicable laws or regulations, (ii) the Indemnified Party shall cooperate in the defense of any such matter, (iii) BFST will not be liable for any settlement effected without its prior written consent and (iv) BFST will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c)    If BFST fails promptly to pay the amounts due pursuant to this Section 6.9, and, in order to obtain such payment, an Indemnified Party commences a Proceeding which results in a judgment against BFST for failure to provide indemnification, BFST shall pay the costs and expenses of the Indemnified Party (including attorneys’ fees and expenses) in connection with such Proceeding. Furthermore, if BFST, or any of its successors or assigns, shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of BFST or the surviving company shall assume the obligations set forth in this Section 6.9 prior to or simultaneously with the consummation of such transaction.

Section 6.10    Director Nomination.

(a)    Contemporaneously with Closing, and subject to the reasonable satisfaction of the fiduciary duties of the board of directors of BFST and all other legal and regulatory requirements regarding service and election or appointment as a director of BFST, (i) BFST shall appoint Mr. George W. Cummings III as a director of BFST in connection with and to commence serving immediately following the Closing, and (ii) at the first annual meeting of shareholders after Closing, BFST shall nominate him, or cause him to be nominated, and, subject to the reasonable satisfaction of the fiduciary duties of the board of directors of BFST and all other legal and regulatory requirements regarding service and election or appointment as a director of BFST, use Commercially Reasonable Efforts to ensure that Mr. Cummings is elected at such annual meeting.

(b)    Contemporaneously with Closing, and subject to the reasonable satisfaction of the fiduciary duties of the board of directors of b1BANK and all other legal and regulatory requirements regarding service and election or appointment as a director of b1BANK, BFST, as sole shareholder of b1BANK, shall cause b1BANK to appoint Mr. George W. Cummings III (i) as a director of b1BANK in connection with and to commence serving immediately following the Closing and (ii) as a director of b1BANK at the next following general election of b1BANK directors that follows the Closing Date.

(c)    Subject to the reasonable satisfaction of the fiduciary duties of the board of directors of b1BANK and all other legal and regulatory requirements regarding service and election or appointment as a member of committees of the board of directors of b1BANK, (i) contemporaneously with Closing, the board of directors of b1BANK shall elect Mr. George W. Cummings III as a member of the Director’s Loan Committee, to commence serving immediately upon his appointment to the board of directors of b1BANK, and (ii) the board of directors of b1BANK shall elect Mr. Cummings as a member of the Audit Committee of b1BANK, to commence promptly following such time that the board of directors of b1BANK determines that Mr. Cummings is an independent director. If Mr. Cummings is elected as a director of b1BANK at the next following election of b1BANK directors that follows the Closing Date, the board of directors of b1BANK shall elect Mr. George W. Cummings III as a member of (i) the Director’s Loan Committee and (ii) provided, that the board of directors of b1BANK has determined that Mr. Cummings is an independent director, the Audit Committee of b1BANK.

Section 6.11    Section 16 Matters. If the parties determine that any employee, director or officer of Progressive will be subject to the “short swing” liability provisions of Section 16 of the Exchange Act immediately following the Effective Time, then the board of directors of BFST shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (a) the conversion of Progressive Stock into BFST Common Stock and (b) the acquisition of BFST Common Stock pursuant to the terms of this Agreement by employees of Progressive who may become an officer or director of BFST subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, the board of directors of BFST shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of BFST Common Stock is to be exempted, (B) the number of shares of BFST Common Stock to be acquired by each such individual, (C) the nature of the transaction and (D) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. Progressive shall provide BFST with such information as shall be reasonably necessary for the board of directors of BFST to set forth the information required in the resolutions of the board of directors of BFST.

ARTICLE VII.
MUTUAL COVENANTS OF BFST AND PROGRESSIVE

Section 7.1      Notification; Updated Disclosure Schedules.

(a)    Progressive shall give prompt written notice to BFST, and BFST shall give prompt written notice to Progressive, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect (without regard to any materiality qualifier contained therein), including as a result of any change in the Progressive Disclosure Schedules or the BFST Disclosure Schedules, respectively, or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (i) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.1(c), with respect to Progressive, and in Section 10.2(c), with respect to BFST, to be incapable of being satisfied.

(b)    At least ten (10) Business Days prior to the Closing Date, Progressive shall provide BFST with supplemental Progressive Disclosure Schedules and BFST shall provide Progressive with updated BFST Disclosure Schedules reflecting any material changes to the Progressive Disclosure Schedules and the BFST Disclosure Schedules, respectively, between the date of this Agreement and the date thereof. Delivery of such supplemental Progressive Disclosure Schedules and updated BFST Disclosure Schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 7.2    Confidentiality. BFST and Progressive agree that terms of that Non-Disclosure and Confidentiality Agreement, dated as of September 14, 2022, by and between BFST and Progressive (the “Confidentiality Agreement”) are incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on BFST and Progressive and their respective affiliates, officers, directors, employees and representatives as if parties thereto, in accordance with the terms thereof.

Section 7.3    Publicity. Except as otherwise required by applicable law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither BFST nor Progressive shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4      Certain Tax Matters.

(a)    Each of Progressive and BFST, and their respective Subsidiaries and Affiliates, shall take or cause to be taken, and shall not fail to take or cause to be taken, any action required to cause each of the Merger and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.  Without limiting the generality of the foregoing, none of Progressive or BFST (nor any of their respective Subsidiaries or Affiliates) shall take or cause to be taken any action that would reasonably be expected to cause the Merger or the Bank Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b)    BFST shall deliver to Hunton Andrews Kurth LLP (“Hunton”) and Munck Wilson Mandala LLP (“MWM”) an officer’s certificate, dated as of the Closing Date, and signed by an officer of BFST, containing representations of BFST as shall be reasonably necessary or appropriate to enable Hunton and MWM to render the opinions described in Section 10.3(c), on the Closing Date (a “BFST Tax Representation Letter”). BFST, its Subsidiaries and Affiliates, shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the BFST Tax Representation Letter.

(c)    Progressive shall deliver to Hunton and MWM an officer’s certificate, dated as of the Closing Date, and signed by an officer of Progressive, containing representations of Progressive as shall be reasonably necessary or appropriate to enable Hunton and MWM to render the opinions described in Section 10.3(c) on the Closing Date (a “Progressive Tax Representation Letter”). Progressive, its Subsidiaries and Affiliates, shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the Progressive Tax Representation Letter.

(d)    Without limiting the provisions of this Section 7.4, Progressive and BFST shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulations § 1.368-3.

Section 7.5    Closing Statements. At least ten (10) Business Days prior to the Closing Date, Progressive shall deliver to BFST a statement in substantially the form attached to this Agreement as Schedule 7.5 (the “Initial Closing Statement”), with all necessary and appropriate supporting information and documentation that is reasonably satisfactory to BFST. Progressive shall also update the Initial Closing Statement following its delivery, if necessary, to reflect any changes therein. In the event BFST disputes any item in the Initial Closing Statement, the parties shall confer in good faith to resolve any such dispute. The term “Final Closing Statement” shall mean the Initial Closing Statement, as it may be adjusted pursuant to this Section 7.5 to reflect any changes or resolve any disputes, as reasonably agreed upon by the parties at least two (2) Business Days prior to the Closing Date.

Section 7.6    Efforts to Consummate. Subject to the terms and conditions set forth in this Agreement, BFST and Progressive shall, and shall cause their respective Subsidiaries to, use Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, (a) the satisfaction of the conditions precedent to the obligations of Progressive (in the case of BFST) and BFST (in the case of Progressive) to the Merger and the Bank Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary consents, approvals and authorizations of, or exemptions by, any Governmental Body, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger or the Bank Merger and to fully carry out the purposes of this Agreement.

Section 7.7    Retention Agreements. BFST and Progressive will use Commercially Reasonable Efforts to facilitate the execution and delivery, prior to the Closing Date, of a written retention agreement (each, a “Retention Agreement”) between BFST or b1BANK and certain individuals to be identified by BFST or B1BANK in its sole discretion; provided that (i) no party hereto will be deemed to have breached its obligations hereunder based solely on the failure of any such individual to enter into a Retention Agreement and (ii) the failure of any individual to execute and deliver a Retention Agreement shall not be deemed a Material Adverse Effect with respect to either Progressive or BFST or otherwise serve as a basis for the termination of this Agreement.

ARTICLE VIII.
CLOSING

Section 8.1    Closing. The closing of the transactions contemplated by this Agreement (“Closing”) shall take place remotely via the exchange of documents and signatures or at such location mutually acceptable to the parties hereto. Unless the parties mutually agree in writing, the Closing shall take place on the last Business Day of the fiscal quarter in which all of the conditions to the consummation of the Merger specified in Article X have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) (the “Approval Date”) with an Effective Time as of 12:01 a.m. on the first calendar day of the first month of BFST’s next fiscal quarter; provided, however, that if the Approval Date occurs during the last month of BFST’s fiscal quarter, the Closing shall occur on the last Business Day of the last month of BFST’s next fiscal quarter with an Effective Time as of 12:01 a.m. on the first calendar day of the first month of BFST’s fiscal quarter following the day on which Closing occurs (the date on which the Closing actually occurs being referred to herein as the “Closing Date”).

Section 8.2    Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of the Progressive Shareholder Approval and the Regulatory Approvals, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Louisiana (“Effective Time”).

ARTICLE IX.
TERMINATION

Section 9.1     Termination.

(a)    Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the board of directors of BFST or Progressive at any time prior to the Effective Time if:

(i)    any court of competent jurisdiction in the United States or other Governmental Body shall have issued an Order enjoining or otherwise prohibiting the Merger or the Bank Merger and such Order shall be final and non-appealable;

(ii)    any of the transactions contemplated by this Agreement are disapproved (or the applications or notices for which are suggested or recommended to be withdrawn) by any Governmental Body whose approval is required to consummate any of such transactions;

(iii)    the Effective Time has not occurred on or before January 31, 2026, unless one or more of the Regulatory Approvals has not been received on or before January 31, 2026, in which case the Effective Time has not occurred on or before March 31, 2026, or such later date as has been approved in writing by the boards of directors of BFST and Progressive; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date; or

(iv)    the Progressive Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Progressive Shareholder Meeting.

(b)    This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of Progressive if BFST shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of BFST contained herein shall be inaccurate in any material respect. If the board of directors of Progressive desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(b), the board of directors must notify BFST in writing of its intent to terminate stating the reason therefor. BFST shall have thirty (30) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.

(c)    This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of BFST if (i) Progressive fails to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Progressive contained herein shall be inaccurate in any material respect, (ii) any approval required to be obtained from any regulatory authority or agency is obtained subject to restrictions or conditions on the operations of Progressive, Progressive Bank, BFST or b1BANK that, in the reasonable judgment of BFST, materially and adversely impairs the value of Progressive and its Subsidiaries, taken as a whole, to BFST, that materially and adversely impairs the economic or business benefits of the transactions contemplated by this Agreement to BFST, or otherwise would, in the reasonable judgment of BFST, be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement, or (iii) any of the conditions set forth in Section 5.11(d) shall have occurred. In the event the board of directors of BFST desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in clause (i) of this Section 9.1(c), the board of directors must notify Progressive in writing of its intent to terminate stating the reason therefor. Progressive shall have thirty (30) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.

(d)    This Agreement may be terminated at any time prior to the Effective Time upon the mutual written consent of BFST and Progressive and the approval of such action by their respective boards of directors.

(e)    This Agreement may be terminated at any time before the Progressive Shareholder Approval by the board of directors of Progressive if before such time, Progressive receives an unsolicited bona fide Acquisition Proposal and the board of directors of Progressive determines in its good faith judgment (after consultation with its financial advisors and outside legal counsel), that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee (as defined herein)) is a Superior Proposal and (ii) the failure to terminate this Agreement and accept such Superior Proposal would cause or would be reasonably likely to cause it to violate its fiduciary duties under applicable law; provided, however, that Progressive may not terminate this Agreement under this Section 9.1(e) unless the provisions of Section 5.5(d) have been satisfied:

(f)    This Agreement may be terminated at any time before the Closing by the board of directors of BFST if (i) Progressive has materially breached the covenant contained in Section 5.5 in a manner adverse to BFST; (ii) the board of directors of Progressive resolves to accept a Superior Proposal; or (iii) the board of directors of Progressive effects a Change in Recommendation.

(g)    This Agreement may be terminated at any time before the Effective Time by Progressive, if the board of directors of Progressive so determines by a vote of the majority of the members of the entire board of directors of Progressive, at any time during the five (5) day period commencing on the Determination Date (as defined below), if the Purchaser Market Value (as defined below) is less than $19.56.

(i)    If Progressive elects to exercise its termination right pursuant to this Section 9.1(g), it shall give written notice of such election to BFST (“Progressive Notice of Termination”). This Agreement shall terminate at the end of the fifth (5th) day following the date the Progressive Notice of Termination was received by BFST (the “Progressive Termination Effective Time”); provided, however, that the Progressive Notice of Termination may be withdrawn by Progressive at any time prior to the Progressive Termination Effective Time; provided, further, that during the five (5) day period commencing with its receipt of the Progressive Notice of Termination, BFST shall have the option (but not the obligation) to increase the consideration to be received by the holders of Progressive Common Stock hereunder, by either, at BFST’s option, (x) increasing the Exchange Ratio (the “Increased Exchange Ratio”) such that the Per Share Merger Consideration Value paid for each share of Progressive Stock is equal to $137.97, or (y) subject to Section 2.6, increasing the Per Share Merger Consideration Value by an amount in cash (the “Additional Cash Payment”) equal to the product of (A) the Purchaser Market Value times (B) the difference between the Increased Exchange Ratio and the Exchange Ratio.

(ii)    If BFST elects to exercise its option pursuant to Section 9.01(g)(i) within such five (5) day period, it shall give prompt written notice to Progressive (and in any event, prior to the Progressive Termination Effective Time) of such election and the Increased Exchange Ratio or, as applicable, the Additional Cash Payment, whereupon no termination shall have occurred pursuant to this Section 9.1(g) and this Agreement shall remain in effect in accordance with its terms; provided, that any references in this Agreement to the Exchange Ratio shall thereafter be deemed to refer to the Increased Exchange Ratio, if applicable, and the Merger Consideration payable under Section 2.1 shall thereafter include, to the extent applicable, the Additional Cash Payment.

(h)    This Agreement may be terminated at any time before the Effective Time by BFST, if the board of directors of BFST so determines by a vote of the majority of the members of the entire board of directors of BFST, at any time during the five (5) day period commencing on the Determination Date, if the Purchaser Market Value is greater than $29.98.

(i)    If BFST elects to exercise its termination right pursuant to this Section 9.1(h), it shall give written notice of such election to Progressive (“BFST Notice of Termination”). This Agreement shall terminate at the end of the fifth (5th) day following the date the BFST Notice of Termination was received by Progressive (the “BFST Termination Effective Time”); provided, however, that the BFST Notice of Termination may be withdrawn by BFST at any time prior to the BFST Termination Effective Time; provided, further, that during the five (5) day period commencing with its receipt of the BFST Notice of Termination, Progressive shall have the option (but not the obligation) to decrease the Exchange Ratio (the “Decreased Exchange Ratio”) such that the Per Share Merger Consideration Value paid for each share of Progressive Stock is equal to $190.48.

(ii)    If Progressive elects to exercise its option pursuant to Section 9.01(h)(i) within such five (5) day period, it shall give prompt written notice to BFST (and in any event, prior to the BFST Termination Effective Time) of such election and the Decreased Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(h) and this Agreement shall remain in effect in accordance with its terms; provided, that any references in this Agreement to the Exchange Ratio shall thereafter be deemed to refer to the Decreased Exchange Ratio.

Section 9.2    Effect of Termination. Except as provided in Section 9.3, if this Agreement is terminated by either BFST or Progressive as provided in Section 9.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of Section 5.11, Section 7.2, this Section 9.2 and Section 11.5 shall survive termination of this Agreement. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for a breach of this Agreement.

Section 9.3    Termination Fee. To compensate BFST for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by BFST, Progressive and BFST agree as follows:

(a)    Provided that BFST is not in material breach of any covenant or obligation under this Agreement (which breach has not been cured within thirty (30) days following receipt of written notice thereof by Progressive specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:

(i)    Progressive under the provisions of Section 9.1(e), then Progressive shall pay to BFST in immediately available funds the sum of $3,050,930 (the “Termination Fee”);

(ii)    BFST under the provisions of Section 9.1(f), then Progressive shall pay to BFST the Termination Fee in immediately available funds; or

(iii)    either BFST or Progressive under the provisions of Section 9.1(a)(iii), if, at the time of termination, the Registration Statement has been declared effective for at least twenty-five (25) Business Days prior to such termination and Progressive shall have failed to call, give notice of, convene and hold Progressive Shareholder Meeting in accordance with Section 5.1, then Progressive shall pay to BFST the Termination Fee in immediately available funds;

(iv)    either BFST or Progressive under the provisions of Section 9.1(a)(iii), if, at such time, the Progressive Shareholder Approval has not occurred and if, at the time of termination, there exists an Acquisition Proposal with respect to Progressive and within twelve (12) months of the termination of this Agreement, Progressive enters into an Acquisition Agreement with any Person with respect to such Acquisition Proposal, then Progressive shall pay to BFST the Termination Fee in immediately available funds; or

(v)    either BFST or Progressive under the provisions of Section 9.1(a)(iv), if, at the time of termination, there exists a Superior Proposal with respect to Progressive, then Progressive shall pay to BFST the Termination Fee in immediately available funds.

(b)    The payment of the Termination Fee shall be BFST’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3. For the avoidance of doubt, in no event shall the Termination Fee under the circumstances described in this Section 9.3 be payable on more than one occasion.

(c)    Any payment required by this Section 9.3 shall become payable within two (2) Business Days after receipt by the non-terminating party of written notice of termination of this Agreement.

ARTICLE X.
CONDITIONS PRECEDENT

Section 10.1    Conditions Precedent to Obligations of BFST. The obligation of BFST under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by BFST in its sole discretion, to the extent permitted by applicable law:

(a)    Compliance with Representations and Warranties. (i) Each of the representations and warranties of Progressive set forth in Sections 3.1, 3.2, 3.3, 3.8, 3.32 and 3.33 shall be true and correct in all respects (other than inaccuracies that are de minimis in amount and effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); (ii) each of the other representations and warranties made by Progressive in this Agreement shall be true and correct in all respects as of the date of this Agreement; provided, however, that Progressive may cure any such inaccurate representation or warranty covered by this clause (ii) by providing written notice to BFST or taking lawful action to cure within thirty (30) days of Progressive having knowledge of such inaccuracy; and (iii) each of the representations and warranties made by Progressive in this Agreement, other than set forth in Sections 3.1, 3.2, 3.3, 3.8, 3.32 and 3.33, is true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties as so qualified are true and correct in all respects) as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date, (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date). BFST shall have received a certificate, executed by an appropriate representative of Progressive and dated as of the Closing Date, to the foregoing effect.

(b)    Performance of Obligations. Progressive shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with by it prior to or at the Closing. BFST shall have received a certificate, executed by an appropriate representative of Progressive and dated as of the Closing Date, to the foregoing effect.

(c)    Absence of Material Adverse Change. No Material Adverse Effect on Progressive or Progressive Bank shall have occurred since the date of this Agreement.

(d)    Certain Agreements.

(i)     Each of the Director Support Agreements shall remain in full force and effect.

(ii)    Each agreement entered into by each director or officer of Progressive or Progressive Bank as a condition and inducement to BFST’s willingness to enter into this Agreement, releasing Progressive and Progressive Bank from any and all claims by such directors and officers (except as described in such instrument), which shall each be in substantially the form attached hereto as Exhibit D, shall remain in full force and effect.

(e)    Dissenters’ Rights. Holders of shares representing no more than five percent (5%) of the issued and outstanding Progressive Stock, in the aggregate, shall have demanded or shall be entitled to receive payment of the fair value of their shares as dissenting shareholders.

(f)    Consents and Approvals. The Required Consents shall have been obtained, and BFST shall have received evidence thereof in form and substance reasonably satisfactory to BFST and all applicable waiting periods shall have expired.

(g)    Outstanding Litigation. Progressive shall accrue for any reasonable costs and expenses, including legal fees and expenses and settlement costs, related to the outstanding Proceedings set forth in Section 3.5 of the Progressive Disclosure Schedules, as such schedule may be updated, as specified in such schedule, or if no such amount is specified, as jointly determined by Progressive and BFST. No accrual will be required for any Proceeding that is settled or dismissed in any final, binding and non-appealable Proceeding after payment of all related fees, costs and expenses owed by Progressive or any of its Subsidiaries.

(h)    Termination of Progressive Employee Plans. Progressive shall have amended or terminated any Progressive Employee Plans as requested by BFST in accordance with Section 5.14.

(i)    Termination of ESOP. Progressive shall have taken all action necessary to terminate the ESOP effective immediately before the Effective Time, and shall have paid all termination fees, or accrued for same, if any, associated with the termination prior to the Effective Time in accordance with Section 5.21.

(j)    Secretary’s Certificate. Progressive shall have delivered to BFST a certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of Progressive, acting solely in his or her official capacity, certifying (i) the due adoption by the Progressive Board of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the approval by the shareholders of Progressive of this Agreement and the transactions contemplated by this Agreement; (iii) the Organizational Documents of Progressive; (iv) a true and correct list of record shareholders of Progressive as of the Closing Date; and (v) the incumbency and true signatures of those officers of Progressive duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.

(k)    TRUPS Assumption. In accordance with Section 5.18, on or prior to the Closing Date, Progressive shall have taken such action and executed such documents as it is required to effect, simultaneously with the effectiveness of the Merger, the TRUPS Assumption.

(l)    Other Documents. Progressive shall have delivered to BFST all other instruments and documents which BFST or its counsel may reasonably request to effectuate the transactions contemplated hereby.

Section 10.2    Conditions Precedent to Obligations of Progressive. The obligation of Progressive under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Progressive in its sole discretion, to the extent permitted by applicable law:

(a)    Compliance with Representations and Warranties. (i) Each of the representations and warranties of BFST set forth in Sections 4.1, 4.2, 4.3, 4.9, 4.11 and 4.12 shall be true and correct (other than inaccuracies that are de minimis in amount and effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); (ii) each of the other representations and warranties made by BFST in this Agreement shall be true and correct in all respects as of the date of this Agreement; provided, however, that BFST may cure any such inaccurate representation or warranty covered by this clause (ii) by providing written notice to Progressive or taking lawful action to cure within thirty (30) days of BFST having knowledge of such inaccuracy; and (iii) each of the representations and warranties made by BFST in this Agreement, other than set forth in Sections 4.1, 4.2, 4.3, 4.9, 4.11 and 4.12, is true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties as so qualified are true and correct in all respects) as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date, (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date). Progressive shall have received a certificate, executed by an appropriate representative of BFST and dated as of the Closing Date, to the foregoing effect.

(b)    Performance of Obligations. BFST shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Progressive shall have received a certificate, executed by an appropriate representative of BFST and dated as of the Closing Date, to the foregoing effect.

(c)    Absence of Material Adverse Change. No Material Adverse Effect on BFST or b1BANK shall have occurred since the date of this Agreement.

(d)    Consents and Approvals. The consents set forth in the BFST Disclosure Schedules shall have been obtained, and Progressive shall have received evidence thereof in form and substance reasonably satisfactory to Progressive and all applicable waiting periods shall have expired.

(e)    Secretary’s Certificate. BFST shall have delivered to Progressive a certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of BFST, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of BFST of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the Organizational Documents of BFST; and (iii) the incumbency and true signatures of those officers of BFST duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.

(f)    TRUPS Assumption. In accordance with Section 5.18, on or prior to the Closing Date, BFST shall have taken such action and executed such documents as it is required to effect, simultaneously with the effectiveness of the Merger, the TRUPS Assumption.

Section 10.3    Conditions Precedent to Obligations of BFST and Progressive. The respective obligations of BFST and Progressive under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions which may be waived by BFST and Progressive, respectively, in their sole discretion, to the extent permitted by applicable law:

(a)    Government Approvals. (i) BFST shall have received the Regulatory Approvals, which approvals shall not impose any restrictions on the operations of BFST or the Continuing Corporation that, in the reasonable judgment of BFST, materially and adversely impairs the value of Progressive and its Subsidiaries, taken as a whole, to BFST or that materially and adversely impairs the economic or business benefits of the transactions contemplated by this Agreement to BFST, or otherwise would, in the reasonable judgment of BFST, be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement, and (ii) any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby, including the Bank Merger, shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any Governmental Body or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, BFST or Progressive may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the transactions contemplated hereby over such objection.

(b)    Shareholder Approval. The shareholders of Progressive shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

(c)    Tax Opinions. Progressive shall have received an opinion of MWM, and BFST shall have received an opinion of Hunton, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including (without limitation) those contained in the BFST Tax Representation Letter and Progressive Tax Representation Letter.

(d)    No Adverse Action, Law or Order. No action having been taken, and no law, statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Body or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (i) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (ii) impose material limits on the ability of any party to this Agreement to complete this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (iii) subject Progressive, BFST or any of their Subsidiaries or any officer, director, shareholder or employee of Progressive, BFST or their respective Subsidiaries to criminal or civil liability by reason of the execution and delivery of this Agreement or the other agreements contemplated hereby, or the consummation of the Merger or the other transactions contemplated hereby or thereby. Further, no action or Proceeding before any court or Governmental Body, by any government or Governmental Body or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) above.

(e)    Registration of BFST Common Stock. The Registration Statement covering the shares of BFST Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no Proceeding by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the BFST Common Stock to be issued in the Merger shall have been received and such approval shall not have been withdrawn or revoked.

(f)    Listing of BFST Common Stock. The shares of BFST Common Stock to be delivered to the shareholders of Progressive pursuant to this Agreement shall have been authorized for listing on Nasdaq.

ARTICLE XI.
MISCELLANEOUS

Section 11.1    Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a)    “Acquisition Proposal” means any bona fide proposal (whether communicated to Progressive or publicly announced to Progressive’s shareholders) by any Person (other than BFST or any of its Affiliates) for an Acquisition Transaction (as defined herein) involving Progressive, any Subsidiary of Progressive or any future Subsidiary of Progressive, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, twenty percent (20%) or more of the consolidated assets of Progressive as reflected on Progressive’s most recent consolidated statement of condition prepared in accordance with GAAP.

(b)    “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Progressive by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than BFST or any of its Affiliates, of twenty percent (20%) or more in interest of the total outstanding voting securities of Progressive or Progressive Bank, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than BFST or any of its Affiliates) beneficially owning twenty percent (20%) or more in interest of the total outstanding voting securities of Progressive or Progressive Bank, or any merger, consolidation, business combination or similar transaction involving Progressive or Progressive Bank pursuant to which the shareholders of Progressive immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license, acquisition or disposition of twenty percent (20%) or more of the assets of Progressive or Progressive Bank; or (iii) any liquidation or dissolution of Progressive or Progressive Bank.

(c)    “Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, unless a different definition has been included in this Agreement for purposes of a particular provision hereof. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise.

(d)    “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code.

(e)    “Aggregate Cash Consideration” means the sum of (i) the Options Cash Consideration, plus (ii) the Fractional Share Cash Consideration, plus, if applicable (iii) the Additional Cash Payment.

(f)    “Aggregate Stock Consideration” means the product of (A) the Exchange Ratio, multiplied by (B) the aggregate of the number of shares of Progressive Stock issued and outstanding immediately prior to the Effective Time, rounded down to the nearest whole share of BFST Common Stock.

(g)    “Borrower” means any Person (including any Affiliate, shareholder, member or partner of such Person) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any Person;

(h)    “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Baton Rouge, Louisiana or Monroe, Louisiana.

(i)    “CECL” means Current Expected Credit Losses, a credit loss accounting standard that was issued by the Financial Accounting Standards Board on June 16, 2016, pursuant to Accounting Standards Update (ASU) No. 2016, Topic 326, as amended.

(j)    “Commercially Reasonable Efforts” means the reasonable efforts that a reasonably prudent Person would use in similar circumstances to achieve such results as expeditiously as possible, provided that such Person is not required to expend funds or assume Liabilities beyond those that are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

(k)    “Controlled Group Liability” means any and all Liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or similar state law, and (v) under corresponding or similar provisions of foreign laws or regulations.

(l)    “Determination Date” means, unless otherwise mutually agreed by the parties, December 15, 2025 or, if the Closing Date will be after January 5, 2026, a date mutually agreed upon by the parties that is no more than twenty (20) days prior to the Closing Date.

(m)    “Environmental Laws,” as used in this Agreement, means all applicable federal, state or local statutes, laws, rules, regulations, ordinances or codes now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including all common law theories (at law or in equity), any judicial or administrative order, consent decree, or judgment, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

(n)    “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(o)    “ESOP” means the Progressive Bancorp, Inc. ESOP Plan and Trust.

(p)    “Exchange Ratio” means 6.6300, which shall remain fixed if the Purchaser Market Value is equal to or greater than $20.81 and less than or equal to $28.73; provided, however, if the Purchaser Market Value is (i) at least $28.74 and less than or equal to $29.98, the Exchange Ratio shall adjust such that the Per Share Merger Consideration Value paid for each share of Progressive Stock is equal to $190.48; (ii) at least $19.56 and less than or equal to $20.80, the Exchange Ratio shall adjust such that the Per Share Merger Consideration Value paid for each share of Progressive Stock is equal to $137.97; (iii) greater than $29.98, the Exchange Ratio shall be 6.3536; and (iv) less than $19.56, the Exchange Ratio shall be 7.0537, in each case subject to adjustment in accordance with the terms of this Agreement.

(q)    “Governmental Body” means any supranational, national, federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

(r)    “Hazardous Materials” includes, but is not limited to, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local Governmental Body, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of Progressive or any of its Subsidiaries in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

(s)    “knowledge” and phrases of similar import means, as to Progressive, the actual knowledge of any executive officer of Progressive Bank designated by Progressive Bank as an “executive officer” pursuant to Regulation O, 12 C.F.R. § 215.1, et seq., after reasonable inquiry and, as to BFST, the actual knowledge of any executive officer of BFST after reasonable inquiry.

(t)    “Liability” means any liability, debt, obligation, loss, damage, claim, cost or expense (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses associated with investigating, preparing for and participating in any litigation or proceeding, including all appeals), interest, penalties, amounts paid in settlement, Taxes, fines, judgments or assessments, in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

(u)    “Material Adverse Effect” with respect to any Person means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of that Person, taken as a whole; provided, that a Material Adverse Effect shall not be deemed to include any effect on the referenced Person which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of Progressive and BFST, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; (G) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, or outbreak of any disease or other public health event in the jurisdictions in which Progressive Bank or b1BANK operate; except to the extent that the effects of such changes in the foregoing (A) through (D), (F) or (G) disproportionately affect such Person and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Person and its Subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement, including the Bank Merger, to which such Person is a party.

(v)    “Merger Consideration” means the sum of the Aggregate Stock Consideration and the Aggregate Cash Consideration.

(w)    “Order” means any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any Governmental Body.

(x)    “Organizational Documents” means (i) with respect to a corporation, the articles or certificate of incorporation and bylaws, (ii) with respect to a limited partnership, the certificate of limited partnership (or equivalent document) and partnership agreement or similar operational agreement, (iii) with respect to a limited liability company, the articles of organization (or equivalent document) and regulations, company agreement, or similar operational document and (iv) with respect to any foreign entity, equivalent constituent and governance documents.

(y)    “Per Share Merger Consideration Value” means the product of (1) the Exchange Ratio, multiplied by (2) the Purchaser Market Value.

(z)    “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body.

(aa)    “Pre-Closing Tax Period” means any period ending prior to or on and including the Closing Date and that portion through and including the Closing Date for any Straddle Period (as defined herein).

(bb)    “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, audit, investigation or dispute (whether civil, criminal, administrative, investigative, at law or in equity) commenced, brought, conducted, pending or heard by or before, or otherwise involving, any Governmental Body or any arbitrator.

(cc)    “Progressive Expenses” means the reasonable estimate, determined in good faith by Progressive and set forth in Section 5.20 of the Progressive Disclosure Schedules, of the costs and expenses that Progressive and its Subsidiaries reasonably expect to pay or accrue in connection with the Merger and the other transactions contemplated by this Agreement, exclusive of any costs that may be incurred by Progressive as a result of any litigation which may arise in connection with this Agreement and inclusive of, but not limited to (i) investment banking fees, (ii) the amount of all legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, (iii) costs to terminate each of the Contracts to be Terminated listed in Section 5.6 of the Progressive Disclosure Schedules, (iv) costs to terminate each of the Progressive Employee Plans requested by BFST to be terminated in accordance with Section 5.14, (v) payments owed by Progressive and its Subsidiaries to its employees in connection with any severance, stay-pay, retention, change in control or similar agreements, (vi) the premium or additional cost or expense incurred to purchase the Tail Policy pursuant to Section 5.7, (vii) a mutually agreed estimate of any federal, state or local income Tax obligations, including, for the avoidance of doubt, any franchise or margin Tax obligations incurred for any Pre-Closing Tax Period or that portion of a Straddle Period that ends on the Closing Date, and any other Tax obligation for that portion of a Straddle Period that begins before and ends on the Closing Date, (viii) a mutually agreeable estimate of the cost of preparing and filing the federal and state income Tax Returns of Progressive and its Subsidiaries, and (ix) other amounts mutually agreed upon in writing by BFST and Progressive.

(dd)    “Purchaser Market Value” means the volume-weighted average of the closing price per share of BFST Common Stock on Nasdaq for the consecutive period of twenty (20) full trading days ending on and including the last trading day immediately prior to the Determination Date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually agreed upon by BFST and Progressive).

(ee)    “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens for Taxes not yet due and payable or for Taxes that Progressive or any of its Subsidiaries is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable Balance Sheet in accordance with GAAP, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

(ff)    “Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

(gg)    “Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly through one or more Subsidiaries (i) holds a fifty percent (50%) or more equity interest or (ii) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

(hh)    “Superior Proposal” means any bona fide written Acquisition Proposal which the board of directors of Progressive reasonably determines, in its good faith judgment based on, among other things, the advice of Progressive’s outside legal counsel and financial advisor, (i) to be more favorable from a financial point of view to Progressive’s shareholders than the Merger, taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of Progressive’s outside legal counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” and “eighty percent (80%)” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “fifty percent (50%).”

(ii)    “Supplemental Indentures” means, as to the Trust Indentures, a supplemental indenture between the Continuing Corporation and the trustee under the Trust Indentures, satisfactory in form to the trustee, pursuant to which the Continuing Corporation expressly assumes, as of the Effective Time, the due and punctual payment of the principal of (and premium, if any) and interest on all of the Debt Securities issued and outstanding under the Trust Indentures in accordance with their terms, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Trust Indentures to be kept or performed by Progressive.

(jj)    “Tax” or “Taxes” means all (i) U.S. federal, state or local or non-U.S. taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, escheat, abandonment, unclaimed property, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amount of a type described in clause (i) arising by operation of law, Treasury Regulations § 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

(kk)    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ll)    “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the U.S. Department of the Treasury pursuant to and in respect of the provisions of the Code.

(mm)    “Union” means a union, works council or other labor organization.

(nn)    “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Section 11.2     Other Definitional Provisions.

(a)    All references in this Agreement to Progressive Disclosure Schedules, BFST Disclosure Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Progressive Disclosure Schedules, BFST Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b)    The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(c)    All references to “$” and dollars shall be deemed to refer to U.S. currency unless otherwise specifically provided.

(d)    Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e)    References herein to any law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

(f)    References herein to any contract, agreement, commitment, arrangement or similar terms mean the foregoing as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any contract, agreement, commitment, arrangement or similar matter listed on any schedule hereto, all such amendments, supplements, or modifications must also be listed on such schedule.

(g)    The term “day” refers to a calendar day unless expressly identified as a Business Day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(h)    Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

(i)    References herein to documents being “made available” means that such documents, prior to the date of this Agreement, have been uploaded by the applicable party to the virtual data room maintained by Progressive’s financial advisor and to which representatives of each of the parties hereto have access, or are incorporated in, attached to or otherwise available in any of the publicly-available filings that BFST or Progressive Bank has made with any Governmental Body.

Section 11.3    Investigation; Survival of Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except for those covenants and agreements expressly to be carried out after the Effective Time, the agreements, representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time.

Section 11.4    Amendments. This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective boards of directors, at any time before or after the Progressive Shareholder Approval; provided, however, that after such approval no such amendment shall reduce the value of or change the form of the consideration to be delivered to each of Progressive’s shareholders as contemplated by this Agreement, unless such amendment is subject to the obtaining of the approval of the amendment by the shareholders of Progressive and such approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement.

Section 11.5    Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement shall pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement.

Section 11.6    Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid or sent by email, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to BFST:

Business First Bancshares, Inc.

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

Attention:   Saundra Strong, General Counsel

Email:         saundra.strong@b1bank.com

With a copy to:

Hunton Andrews Kurth LLP

1445 Ross Avenue, Suite 3700

Dallas, Texas 75202

Attention:    Peter G. Weinstock

  Beth A. Whitaker

Email:          pweinstock@HuntonAK.com

  bwhitaker@HuntonAK.com

If to Progressive:

Progressive Bancorp, Inc.

1411 North 19th Street

Monroe, Louisiana 71201

Attention:   George W. Cummings III

Email:         gwc@progressivebank.com

With a copy to:

Munck Wilson Mandala, LLP

1900 Texas Capital Center

2000 McKinney Avenue

Dallas, Texas 75201

Attention:   Lawrence B. Mandala

Email:         lmandala@munckwilson.com

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by email shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing (and confirmation of receipt is received by the sending party).

Section 11.7    Controlling Law; Jurisdiction.

(a)    This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Louisiana applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

(b)    Any Proceeding arising out of or relating to the matters contemplated by this Agreement must be brought in the courts of the State of Louisiana, Parish of East Baton Rouge, or, if it has or can acquire jurisdiction, in the U.S. District Court for the Middle District of Louisiana (Baton Rouge, Louisiana), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to the matters contemplated by this Agreement in any other court. Each party acknowledges and agrees that the provisions of this Section 11.7 constitute a voluntary and bargained for agreement between the parties. Process in any Proceeding may be served on any party anywhere in the world.

Section 11.8    Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.9    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable. In all such cases, the parties shall use Commercially Reasonable Efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

Section 11.10    Entire Agreement. This Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 11.11    Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 11.12    Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other party.

Section 11.13    No Third-Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement, except for those Indemnified Parties specifically provided for under Section 6.9.

Section 11.14    Attorney-Client Privilege. The Parties recognize and agree that: (a) after Closing, communications, including communications that are confidential pursuant to the attorney-client privilege, attorney-work product privilege, and/or other privilege or claim of confidentiality (collectively, the “Privileges”), between Progressive and/or Progressive Bank and/or their respective directors, officers, employees or other representatives, on the one hand, and its counsel, including MWM, on the other hand (“Privileged Communications”), that occurred prior to Closing shall be the sole property of BFST and any Subsidiary of BFST; (b) BFST shall have possession of and/or the right to obtain possession over all such communications, including Privileged Communications; and (c) except as provided in this Section, BFST and any Subsidiary of BFST, in their sole discretion, shall have the exclusive right to assert or waive all Privileges with respect to Privileged Communications. However, BFST agrees not to assert any Privileges as to Privileged Communications between MWM, on the one hand, and any Person who was a director, officer, employee or other representative of Progressive and/or Progressive Bank prior to Closing (the “Privileged Individuals”), on the other hand, related to the negotiation, documentation and consummation of the transactions contemplated by this Agreement (which shall not include communications related to the preparation of the Disclosure Schedules or the corporate books and records of Progressive and Progressive Bank) and occurring prior to the Closing (the “Privileged Deal Communications”) in any dispute between BFST and/or any Subsidiary of BFST, on the one hand, and any Privileged Individual, on the other hand; provided, however, that the foregoing shall in no event limit or otherwise affect BFST’s and/or any Subsidiary of BFST’s right to assert any Privileges with respect to Privileged Communication against any Person, including against any Shareholder, other than a Privileged Individual.

Section 11.15    Conflict of Interest. Recognizing that MWM has acted as legal counsel to Progressive and Progressive Bank in connection with the transactions contemplated by this Agreement, MWM, without the need for any consent or waiver by BFST, shall be permitted to represent any of the shareholders of Progressive or their agents or affiliates after the Closing in connection with any matter, including, without limitation, anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, MWM shall be permitted to represent the shareholders of Progressive, any of their agents and affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with BFST or any of its agents or affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement. Upon and after the Closing, neither BFST nor any Subsidiary of BFST shall have any attorney-client relationship with MWM, unless and to the extent MWM is specifically engaged in writing by BFST or a Subsidiary of BFST to represent BFST or a Subsidiary of BFST, respectively, after the Closing and either such engagement involves no conflict of interest with respect to the shareholders of Progressive or their agents or affiliates, or such Person with respect to which a conflict of interest exists consents in writing at the time to such engagement. Any such representation of BFST or a Subsidiary of BFST by MWM after the Closing shall not affect the foregoing provisions hereof.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

BUSINESS FIRST BANCSHARES, INC.

By:	/s/ David R. Melville, III
Name: David R. Melville, III
Title: Chairman, President and Chief Executive Officer

PROGRESSIVE BANCORP, INC.

By:	/s/ George W. Cummings, III
Name: George W. Cummings, III
Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]